As filed with the Securities and Exchange Commission on January 6, 1997
                                                    Registration No. 33- ______
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                          SECURITIES AND EXCHANGE COMMISSION

                                WASHINGTON, D.C. 20549

                                ______________________

                                      FORM SB-2

                                REGISTRATION STATEMENT
                                        UNDER
                              THE SECURITIES ACT OF 1933
                                     ___________

                                MYO DIAGNOSTICS, INC.
                    (Name of Small Business Issuer in its Charter)

        CALIFORNIA                            384                      95-4089525
(State or Other Jurisdiction of    (Primary Standard Industrial    (I.R.S. Employer
 Incorporation or Organization)     Classification Code Number)     Identification No.)


                              3760 SOUTH ROBERTSON BLVD.
                            CULVER CITY, CALIFORNIA 90232
                                    (310) 559-5500
            (Address and Telephone Number of Principal Executive Offices)
                                     ___________

                              3760 SOUTH ROBERTSON BLVD.
                            CULVER CITY, CALIFORNIA 90232
                                    (310) 559-5500
         (Address of Principal Place of Business or Intended Principal Place
                                     of Business)
                                     ___________

                                   GERALD D. APPEL
                                      PRESIDENT
                                 MYO DIAGNOSTIC, INC.
                              3760 SOUTH ROBERTSON BLVD.
                            CULVER CITY, CALIFORNIA 90232
                                    (310) 559-5500
              (Name, Address and Telephone number of Agent for Service)
                                     ___________

                                      COPIES TO:
                                     Alan B. Spatz
                           Troop Meisinger Steuber & Pasich
                               10940 Wilshire Boulevard
                            Los Angeles, California 90024
                                   (310) 824-7000

Approximate Date of Proposed Sale to the Public: As soon as practicable after the effective date of this Registration Statement.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                           CALCULATION OF REGISTRATION FEE

                                                              PROPOSED
                                                               MAXIMUM                PROPOSED MAXIMUM
TITLE OF EACH CLASS OF               AMOUNT                 OFFERING PRICE            AGGREGATE OFFERING            AMOUNT OF
SECURITIES TO BE REGISTERED      TO BE REGISTERED             PER UNIT (1)                 PRICE (1)             REGISTRATION FEE
---------------------------      ----------------           --------------            -------------------        ----------------

Common Stock                      3,255,561 shs.                $2.42                     $7,878,458                  $2,388


(1) Based on the price at which the Registrant sold shares to unaffiliated third parties in December 1996.


                                     ___________

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                               MYO DIAGNOSTICS, INC.
                               CROSS REFERENCE SHEET


Item in Form SB-2                                                    Location in Prospectus
-----------------                                                    ----------------------
ITEM 1.             Front of Registration Statement and Outside
                    Front Cover of Prospectus . . . . . . . . . . .  Outside Front Cover Page of Prospectus

ITEM 2.             Inside Front and Outside Back Cover Pages of
                    Prospectus. . . . . . . . . . . . . . . . . . .  Inside Front and Outside Back Cover Page of Prospectus

ITEM 3.             Summary Information and Risk Factors. . . . . .  "Prospectus Summary;" "Risk Factors"

ITEM 4.             Use of Proceeds . . . . . . . . . . . . . . . .  Not Applicable

ITEM 5.             Determination of Offering Price . . . . . . . .  Outside Front Cover Page of Prospectus

ITEM 6.             Dilution. . . . . . . . . . . . . . . . . . . .  Not Applicable

ITEM 7.             Selling Security Holders. . . . . . . . . . . .  "Principal and Selling Shareholders"

ITEM 8.             Plan of Distribution. . . . . . . . . . . . . .  Outside Front Cover Page of Prospectus

ITEM 9.             Legal Proceedings . . . . . . . . . . . . . . .  Not Applicable

ITEM 10.            Directors, Executive Officers, Promoters and
                    Control Persons . . . . . . . . . . . . . . . .  "Management"

ITEM 11.            Security Ownership of Certain Beneficial Owners
                    and Management. . . . . . . . . . . . . . . . .  "Principal and Selling Shareholders"

ITEM 12.            Description of Securities . . . . . . . . . . .  "Risk Factors;" "Dividend Policy;"
                                                                     "Description of Capital Stock"

ITEM 13.            Interest of Named Experts and Counsel . . . . .  Not Applicable

ITEM 14.            Disclosure of Commission Position on
                    Indemnification for Securities Act
                    Liabilities . . . . . . . . . . . . . . . . . .  "Management"

ITEM 15.            Organization Within Last Five Years . . . . . .  Not Applicable

ITEM 16.            Description of Business . . . . . . . . . . . .  "Prospectus Summary;" "Management's Discussion and Analysis
                                                                     of Results of Operations and Financial Condition;"
                                                                     "Business"

ITEM 17.            Management's Discussion and Analysis or Plan
                    of Operation. . . . . . . . . . . . . . . . . .  "Management's Discussion and Analysis of Results of
                                                                     Operations and Financial Condition"

ITEM 18.            Description of Property . . . . . . . . . . . .  "Business"

ITEM 19.            Certain Relationships and Related
                    Transactions. . . . . . . . . . . . . . . . . .  "Certain Transactions"

ITEM 20.            Market for Common Equity and Related
                    Stockholder Matters . . . . . . . . . . . . . .  "Common Stock Matters;" "Risk Factors;"
                                                                     "Description of Capital Stock"

ITEM 21.            Executive Compensation. . . . . . . . . . . . .  "Management"

ITEM 22.            Financial Statements. . . . . . . . . . . . . .  Financial Statements

ITEM 23.            Changes in and Disagreements With Accountants
                    on Account and Financial Disclosure . . . . . .  Not Applicable

PROSPECTUS

                                   3,255,561 SHARES

                                MYO DIAGNOSTICS, INC.

                                     COMMON STOCK


    This Prospectus relates to the offer and sale from time to time by certain shareholders (the "Selling Shareholders") of Myo Diagnostics, Inc., a California corporation (the "Company"), of up to 3,255,561 shares of Common Stock, no par value (the "Shares"), of the Company. The Company will not receive any proceeds from the sale of the Shares.

    The Selling Shareholders may sell all or a portion of the shares of Common Stock offered hereby from time to time in brokerage transactions in the over-the-counter market at prices and terms prevailing at the times of such sales. The Selling Shareholders may also make private sales directly or through brokers. The Selling Shareholders may individually pay customary brokerage commissions and expenses. In connection with any sales, the Selling Shareholders and any brokers participating in such sales may be deemed to be underwriters within the meaning of the Securities Act, in which event commissions received by such brokers may be deemed underwriting commissions under such Act.

    Under the 1934 Act and the regulations thereunder, any person engaged in a distribution of the shares of Common Stock offered by this Prospectus may not simultaneously engage in market making activities with respect to the shares of Common Stock of the Company during the applicable "cooling off" periods prior to the commencement of such distribution. in addition, and without limiting the foregoing, the Selling Shareholders will need to comply with applicable provisions of the 1934 Act and the rules and regulations thereunder including, without limitation, Rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of shares of Common Stock by the Selling Shareholders.

    There is no public market for the Common Stock, and none is likely to develop as a result of this offering.



      THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE AND
                     SUBSTANTIAL DILUTION.  SEE "RISK FACTORS."



     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.





                 The date of this Prospectus is ______________, 1997

                                ADDITIONAL INFORMATION

    The Company has filed with the Securities and Exchange Commission in Washington, D.C., a Registration Statement under the Securities Act with respect to the shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and with respect to any contract or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference. For further information with respect to the Company and the shares offered hereby, reference is hereby made to the Registration Statement and exhibits thereto. A copy of the Registration Statement, including the exhibits thereto, may be inspected without charge at the Securities and Exchange Commission's principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of certain prescribed rates.

    The Company has become subject to the informational requirements of the Exchange Act and, in accordance therewith, will file reports and other information with the Securities and Exchange Commission in accordance with its rules. Such reports and other information concerning the Company may be inspected and copied at the public reference facilities referred to above as well as certain regional offices of the Securities and Exchange Commission.

    The Company intends to furnish its shareholders with audited reports containing annual financial statements.

                                  PROSPECTUS SUMMARY


THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS APPEARING ELSEWHERE HEREIN. PROSPECTIVE INVESTORS ARE URGED TO CAREFULLY READ THIS PROSPECTUS PRIOR TO MAKING AN INVESTMENT IN THE COMPANY. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS, WHICH ARE INHERENTLY UNCERTAIN. ACTUAL RESULTS MAY DIFFER FROM THOSE DISCUSSED IN SUCH FORWARD-LOOKING STATEMENTS FOR THE REASONS, AMONG OTHERS, DESCRIBED IN "RISK FACTORS."


                                     THE COMPANY


    Myo Diagnostics, Inc. (the "Company"), is a development stage company which was formed in 1988 to develop and bring to market a new medical diagnostic technique: Muscle Pattern Recognition ("MPR"). MPR provides objective evidence of soft tissue muscle injury and detailed information on the site, nature and severity of muscle dysfunction. The Company believes that no other system in use today is capable of objectively evaluating data to be used in diagnosing muscle injury of the back and delivering a report outlining the existence, nature and severity of abnormal muscle recruitment patterns of the back without the need for a subjective evaluation of raw data by the treating physician.

    The Company licenses the MPR process and related technology from Toomim Research Group ("TRG"), a partnership of three of the Company's shareholders, which holds a United States patent on the MPR technology. The Company's MPR system involves proprietary hardware, software and protocols which presently has the capability of evaluating back and neck muscles. Following successful Alpha and Beta tests of the prototypes, the production design has been completed. The system has been submitted to clinical and market tests and the equipment, has been granted FDA pre-market approval, and is ready for full-scale roll-out.

    MPR is designed to assist physicians to help establish a diagnosis, select a treatment and assess the effectiveness of such treatment. MPR also addresses needs that have become increasingly important in the new health care environment. In medical/legal cases for instance, MPR can serve as a forensic medical tool. Furthermore, MPR supports the cost-containment and risk management drive of managed care providers and health care insurers by giving them the capability to measure treatment outcomes, to eliminate unnecessary care, and prevent fraud. These providers have been routinely reimbursing the cost of the procedure.

    Back pain and back muscle injuries from automobile, sports and work related accidents affect a large number of individuals. They represent the largest cause of work days lost and a main component of employers' costs for workers compensation. Bostonia Magazine quotes sources stating that there are over 75 million back-pain sufferers in the United States. According to the 1994 Statistical Abstract of the United States, in 1992, 13.8 million people suffered some sort of sprain or strain.

    The Company does not presently have sufficient funds to fully implement its marketing plan. Absent additional funding, through debt or equity financing or purchase order advances, it is not anticipated that the Company will be able to operate profitably.

    The Company's principal office is located at 3760 Robertson Blvd., Suite 212, Culver City, California 90232 and its telephone number is (310) 559-5500.

                                     RISK FACTORS


AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY, IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS BEFORE PURCHASING THE SECURITIES OFFERED HEREBY.

RELIANCE ON LICENSE

    The Company licenses the MPR process and related technology from TRG. The license is exclusive. See "Business -- Intellectual Property." The license terminates in 2013, but may be terminated earlier upon the occurrence of certain events including (i) if the Company becomes insolvent or generally fails to pay its debts when due, (ii) the assignment by the Company of its property for the benefit of the Company's creditors or the appointment of a receiver for any part of the Company's property, (iii) the commencement of any proceedings under bankruptcy or insolvency law by or against the Company,
(iv) the sale or other transfer of the license by the Company without TRG's consent and (v) the failure of the Company to comply with the terms of the license. Because the Company's entire business is based upon the licensed technology so licensed, any termination of the license would have a material adverse effect on the Company and would likely result in the shares of the Company being valueless.

DEVELOPMENT STAGE COMPANY, WITH LIMITED OPERATING HISTORY

    The Company is in the development stage and its operations are subject to all the risks inherent in launching a new business enterprise, in developing and marketing a new product or service, and in establishing a name and a business reputation. The likelihood of success of the Company must be considered in the light of problems, expenses, difficulties and delays frequently encountered in converting prototype designs into viable production designs, and in achieving market acceptance with a new type of product or service. The Company has had limited revenues to date and, because it is only now entering its commercial stage, it will likely sustain operating losses for an indeterminate time period. There can be no assurance that the Company will ever generate material revenues or that the Company will ever be profitable.

NEED FOR ADDITIONAL FUNDING

    The Company presently needs additional financing in order to implement fully its marketing plan. Without additional funds, through equity or debt financing or purchase order advances, it is unlikely that the Company can operate profitably.

INTELLECTUAL PROPERTY

    TRG holds a United States patent on the MPR technology, and the Company is the exclusive licensee of the rights under the patent. The Company believes that its ability to be successful will be contingent on its ability to protect the MPR technology, its future developments and its know how. There can be no assurance, however, that this patent will provide substantial protection of the MPR technology or that its validity will not be challenged. Pursuant to its license agreement with TRG, the Company has the right to protect the MPR technology.

    The Company presently has no patent protection of the MPR technology outside the United States. The Company has the right to file patent applications and attempt to obtain patents in other jurisdictions. To date, the Company has not done so, in part because of lack of funds. TRG is under no obligation to patent the MPR technology in any jurisdiction and the Company's determination as to whether or not to seek patent protection will depend upon a number of factors, including the likelihood of the issuance of the patent, the Company's financial resources and marketing plans.

COMPETITION

    The Company believes that there is no competitive diagnostic technology in use today capable of detecting, locating and evaluating soft tissue muscle injuries in a manner similar to the MPR system. However, there are many companies, both public and private, which are active in the field of medical diagnostic imaging. Some of these companies have substantially greater financial, technical and human resources, have a well established name and enjoy a strong market presence. There is no assurance that one or several such companies are not currently developing, or will not start developing, technology that will prove more effective or desirable than the Company's technology. Such occurrence could severely affect the Company's ability to establish and develop a market presence and to maintain its competitive position.

NEW AND UNCERTAIN MARKET

    Until now, muscle injuries have always been diagnosed and evaluated subjectively by physicians through physical examination. Accordingly, there is no established demand for a computer-assisted procedure to diagnose such injuries, and it is difficult to predict if, and when, the procedure will gain wide acceptance by prescribers. Factors that may affect market penetration could include resistance to change, concerns over the lack of track record of the procedure, and the risk for insurance companies to use the results of the procedure to challenge or overrule the diagnostic or treatment decisions of a physician.

DEPENDENCE ON THIRD PARTIES

    Like other health care companies, the Company is dependent upon medical institutions to conduct clinical trials of its product, upon physicians to refer patients, and upon insurance companies and managed care organizations to pay for or reimburse the procedure. While the Company has not experienced difficulties in obtaining clinical and scientific testing services to this date, and has found the market to be responsive to its offering during its initial marketing efforts, there is no assurance that the Company's dependence on third parties to succeed in the market place will not affect its development.

DEPENDENCE ON KEY MANAGEMENT PERSONNEL

    The Company is substantially dependent upon the experience and efforts of Gerald D. Appel, President, Chief Executive Officer and founder of the Company. The loss of the services of Mr. Appel could have a material adverse impact on the Company and its business unless a suitable replacement for the individual is found promptly, but there is no assurance that such replacement can be found.

PRODUCT LIABILITY

    The Company may be subject to substantial product liability costs if claims arise out of problems associated with the use of the Company's MPR system. The Company maintains insurance against such potential liabilities in amounts which it believes to be adequate. However, there can be no assurance that such product liability insurance will adequately insure against such risk.

CONTROL BY MANAGEMENT

    Gerald D. Appel, owns beneficially 3,715,019 shares of the Common Stock, (which includes voting rights with respect to 111,900 shares), representing 48.0% of the outstanding voting power of the Company as of December 31, 1996. All directors and officers of the Company (including Mr. Appel) currently have voting power with respect to 51.3% of the outstanding Common Stock. Accordingly, Mr. Appel individually, and all directors and officers as a group, have the power to control the election of directors, and therefore the business and affairs of the Company. See "Principal and Selling Shareholders." This concentration of stock ownership may have the effect of delaying or preventing a change in the management or control of the Company.

PREFERRED STOCK

    The Company is authorized to issue up to 10,000,000 shares of Preferred Stock, issuable in one or more series, the rights, preferences, privileges and restrictions of which may be established by the Company's Board of Directors without stockholder approval. As a result, in the future, the Company could issue Preferred Stock with voting and conversion rights that could adversely effect the voting power and other rights of the holders of the Common

Stock. No shares of Preferred Stock are presently outstanding and the Company has no present plans to issue shares of Preferred Stock.

ABSENCE OF PUBLIC MARKET

    Presently, there is no public market for any securities of the Company and it is unlikely that one will develop as a result of the sale of the Shares. No assurance can be given that any public market will ever develop for the Common Stock.

SHARES ELIGIBLE FOR FUTURE SALE

    Any shares of Common Stock sold pursuant to this Prospectus will be freely tradable without restriction or registration under the Securities Act. An additional 5,016,031 shares of outstanding Common Stock are either "restricted securities" as that term is defined in Rule 144 promulgated under the Securities Act or shares which were issued to investors outside the United States. In general, "restricted securities" may be resold publicly in reliance on Rule 144. In general, under Rule 144 as currently in effect, any person (or persons whose shares are aggregated) who has beneficially owned shares for at least two years is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the then outstanding shares of Common Stock (approximately 77,000 shares) or the average weekly public trading volume in the Common Stock during the four calendar weeks preceding the date on which notice of sale is filed with the Securities and Exchange Commission. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and availability of current public information about the Company. Any person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the three months proceeding the sale and who is deemed to have owned shares, provided in Rule 144, for at least three years, is entitled to sell such shares under Rule 144(k) without limit regarding the volume limitations, manner of sale provisions, public information or notice requirements. In general, in the case of sales by non-public issuers (such as the Company), equity securities sold outside the United States may not be resold in the United States or to United States persons during a restricted period of one year unless such sales are registered under the Securities Act.

    At January 1, 1997 the Company had outstanding options or warrants to purchase an aggregate of 1,673,553 shares of Common Stock at various times through March 1999 at a weighted average exercise price of $1.67 per share.

    Except with respect to the shares covered by this Prospectus and 600,000 shares included in units anticipated to be sold within two weeks from the date of this Prospectus (see "Description of Capital Stock"), the Company has no obligation to register any shares of Common Stock for its shareholders.

                                     THE COMPANY


    The Company was incorporated in California on January 5, 1987 as AREX, Inc. The name was changed to Devion Group and then to Myo Diagnostics, Inc. in September 1989.

    The Company held a 97.2% general partnership interest in Myo Diagnostics, Ltd. (the "Partnership"), a California partnership, that began operations in April 1991. The Partnership researched and developed the hardware and related software to perform Muscle Pattern Recognition pursuant to a license agreement with TRG. In December 1994, the Partnership's assets (including the license agreement) and liabilities were transferred to the Company at their book value and neither the Partnership nor the Company recognized any gain or loss. The 2.8% partners exchanged their interests in the Partnership, totaling $547,885, for 755,330 shares of Common Stock and notes in the aggregate principal amount of $175,000. The business combination was recorded in a manner similar to a "pooling-of-interest" method of accounting. Under this method, assets and liabilities of the Partnership were recorded at historical cost.


                                   DIVIDEND POLICY


    The present policy of the Company is to retain earnings to provide funds for use in its business. The Company has not paid cash dividends on its Common Stocks and does not anticipate that it will do so in the foreseeable future.


                                    CAPITALIZATION


    The following table sets forth the capitalization of the Company at September 30, 1996.

                                                        At September 30, 1996
                                                        ---------------------

Shareholders' Deficit
    Common Stock, no par value -- 50,000,000 shares
    authorized; 7,241,037 shares outstanding(1)             $  3,200,154

    Deficit accumulated during the development stage          (3,623,262)
                                                            -------------

    Total Shareholders' Deficit                             $  (423,108)
                                                            -------------
                                                            -------------
______________________________

(1) Does not include: (i) 1,047,333 shares of Common Stock issuable upon exercise of outstanding warrants and options; and (ii) 505,000 shares of Common Stock issued in December 1996 and 163,200 shares of Common Stock issuable upon exercise of warrants issued in December 1996. In addition, by amendment of its Articles of Incorporation in December 1996, the Company is authorized to issue 10,000,000 shares of Preferred Stock.


                                 COMMON STOCK MATTERS

    Presently, there is no public market for any securities of the Company and it is unlikely that one will develop as a result of the sale of the Shares. No assurance can be given that any public market will ever develop for the Common Stock.

    As of December 31, 1996, there were 95 holders of record of the Common
Stock.

           MANAGEMENT DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS
                             AND FINANCIAL CONDITION

    The Company is a development stage company which has yet to realize any material revenues. The Company is ready to bring its product to market, but needs additional funding to implement its marketing plan.

RESULTS OF OPERATIONS

    FISCAL 1995 COMPARED TO FISCAL 1994. The Company had revenues of $67,600 in fiscal 1995, compared to $8,041 in fiscal 1994. These revenues were derived from sales of MPR evaluations in connection with test marketing the Company's product.

    The Company had operating expenses of $1,090,639 in fiscal 1995 as compared to $784,802 in fiscal 1994. The increase was due to additional sales, marketing and general and administrative expenses as the Company increased its sales, marketing and administrative staffing in anticipation of commencing full scale marketing efforts in 1996.

    The Company suffered a net loss of $1,067,280 in fiscal 1995 compared to $821,898 in fiscal 1994 due to the increase in operating expenses in fiscal 1995.

    NINE MONTHS ENDED SEPTEMBER 30, 1996 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1995. The Company's results of operations in these nine month periods were substantially identical. In 1996 the Company spent a significant portion of the year attempting to raise additional capital to finance the implementation of its marketing plan.

    Revenues declined in the nine months ended September 30, 1996 to $13,650 as compared to $57,200 in the nine months ended September 30, 1995, because the Company suspended marketing efforts pending raising additional capital. The Company's operating expenses in these nine month periods were roughly comparable, although in the nine months ended September 30, 1996 the Company had lower research and development, technical services and sales and marketing expenses, but higher general and administrative expenses, as the Company incurred costs of raising capital and increased its general and administrative staffs in anticipation of implementing its marketing plan.

FINANCIAL CONDITION

    The Company has funded its operating expenses principally through equity and debt financings, as the Company has had no material cash flows from operations. During the nine months ended September 30, 1996, the Company funded its operations principally through the sales of Common Stock generating net proceeds of $1,171,818.

    The Company has six revolving lines of credit from a commercial bank pursuant to which the company may from time to time borrow up to $400,000 at interest rates equal to the bank's prime rate of interest plus .75% to 1.50%. These lines, which were fully utilized at September 30, 1996, mature at various times from January 1997 to June 1997.

    In December 1996, the Company received net proceeds of $1,116,000 from the issuance and sale of 480,000 units, each unit consisting of one share of Common Stock and one quarter stock purchase warrant. Each whole warrant entitles the holder to purchase one share of Common Stock for $3.00 per share at any time on or prior to December 1997. The Company has commitments to purchase another 480,000 units, which commitments are anticipated to be fulfilled within several weeks after the date of this Prospectus.

    The Company believes that the proceeds from the sale of these units will enable the Company to fund operations through the end of fiscal 1997. However, the Company needs additional funding in order to fully implement its marketing plan. Absent additional funding, the Company does not anticipate it can develop sufficient revenues to operate profitably.

                                       BUSINESS


OVERVIEW

    The Company was formed to develop and bring to market a new patented diagnostic technique called Muscle Pattern Recognition ("MPR"). Utilizing proprietary hardware, expert systems and protocols, MPR analyzes patterns of muscle recruitment to provide objective evidence of muscle dysfunction to assist in the diagnosis of muscle injury. It can identify affected muscle sites, determine the nature of the dysfunction, and measure its severity. The results of an MPR evaluation are presented in a comprehensive report which is generated at the Company's central processing facility.

    The Company believes that the capabilities of its system are unique and MPR addresses an unmet market need which has become even more pressing in view of the cost-consciousness of the present health care environment. MPR supports the cost-containment and risk management goals of insurers and managed care providers by giving them means to measure treatment outcomes, to eliminate unnecessary care and to detect outright fraud. It can serve as a forensic medical tool in medical/legal cases and reduce the exposure of insurers of disability and workers compensation risks. These benefits have been recognized by the industry whose response to the new procedure has been very favorable.

    MPR's scientific foundation originates from the research of Dr. Toomim, one of the principals of the Company. Over the ten-year period that preceded the formation of the Company, Dr. Toomim did extensive research on the patterns of interactions occurring between the various muscles which participate in the execution of a movement. Central to the MPR concept is the discovery of movement-specific patterns which can be captured by simultaneously recording the electromyographic ("EMG") signals of all participating muscles. The comparison of a patient's patterns with those of "normal" subjects, using an expert system, is the basis of the evaluation. Up until now, the Company has focused its development efforts on the back and neck muscle application; it plans to address other muscle groups in the future.

    The first MPR system prototype capable of measuring simultaneously up to 14 muscle sites was Alpha and Beta tested in early 1990. A limited market test was initiated in September 1990 in Southern California, through a non-exclusive Mobile Diagnostic Distributor. Four technicians were certified and approximately 300 patients were tested through June 1991. In the fourth quarter of 1991, the Company appointed in-house and independent sales representatives to expand the market test. These market tests served to establish the prerequisites of a successful roll-out. These prerequisites included: an independent scientific validation of the system, conclusive clinical studies, a demonstration of the successful use the MPR information as medical/legal evidence, and the publication of papers in peer reviewed journals. In the opinion of management, these prerequisites were fully met by mid 1995 when the Company began market testing in Southern California and Chicago.

    In February 1996, the Company entered into an agreement with a well established, Cleveland-based diagnostic imaging service company which has committed to introduce the procedure in 20 markets in the 5 states in which it operates. Reimbursement for the procedure has been received from more than 60 local and national insurance companies.

MARKET

    MARKET ENVIRONMENT: The United States health care delivery and payment systems have been undergoing profound changes over the past few years. These changes have been driven by the determination of employers to halt the alarming escalation of health care spending, by the concerns of the health care industry over the threat of regulatory controls, and by a general awareness that the system was plagued by major flaws. Some studies have placed the cost of unnecessary procedures and services at as high as 20% of total expenditures for patient care, and the General Accounting Office estimated in 1992 that outright fraud could represent a full 10% of the total health care budget. Lead by managed care providers, the re-engineering of the industry has brought a new focus on the cost-effectiveness of services and procedures. Capitated payment plans have reversed the financial incentives of managed care providers, and insurers of traditional indemnity plans have had to adopt similar cost-containment techniques to compete.

    Management believes these trends will benefit the Company as MPR provides important means required for cost-containment: means to objectively diagnose a condition to aid in the selection of the most appropriate treatment course, means to measure outcomes to prevent overuse, and means to detect fraud in workers compensation, personal injury and disability cases involving back injury.

    BACK MUSCLE DIAGNOSTIC MARKET: According to the 1994 Statistical Abstract of the United States, in 1992, 13.8 million people suffered some sort of sprain or strain. Bostonia Magazine quotes sources stating that there are over 75 million back-pain sufferers in the United States. An article in California Worker's Compensation Enquirer, under the signature of Dr. Richard Hyman, estimates that, in 1994, soft tissue back injuries may have accounted for up to 70% or $2.1 billion of California's $3 billion annual Worker's Compensation medical costs. The Company believes that the United States offers as many annual examination opportunities for MPR as it does for MRI whose existing market is in excess of 7 million examinations.

BUSINESS STRATEGY

    The Company's goal is to establish MPR as a widely recognized and accepted procedure, to capitalize upon the full potential of this technology by developing protocols for other applications, and to achieve and maintain a leadership position in muscle-related diagnostic techniques. The Company's strategy to achieve these goals consists of the following principal elements:

    - DEVELOP AND STRENGTHEN ITS PRESENCE in California and Illinois, the markets where the Company has initiated its marketing program.
         The Company will train and certify additional technicians to service these sites, will explore new delivery channels and continue to develop relationships in the insurance industry.

    - EXPAND GEOGRAPHICALLY, primarily through limited exclusive distribution arrangements with diagnostic imaging services and strategic partners. The Company hopes that the existing referral base of these providers, their reputation and infrastructure will provide accelerated entry into a large number of markets. The Company's approach of such providers has generated considerable interest as the low capital investment and high margin of MPR provide an attractive opportunity for incremental profits. One distribution arrangement already in place gives the Company immediate entry into five states.

    - INCREASE EXPOSURE AND PEER RECOGNITION THROUGH PUBLICATIONS IN MEDICAL AND SCIENTIFIC JOURNALS: Peer-reviewed publications play an important role in overcoming physician resistance to new procedures. Accordingly, the Company has an on-going program of studies and trials aimed at providing statistical and clinical evidence for publication. Two papers co-authored by leading academicians have been published. One additional paper has been accepted for publication in Spring 1997.

    - DEVELOP NEW APPLICATIONS OF ITS CORE TECHNOLOGY: The Company intends to further capitalize on its know-how and core technology by addressing other applications related to arm and leg muscles.
         For example, the development of appropriate protocols would allow the Company to introduce evaluation systems for carpal tunnel syndrome, rotator cuff injuries and pre- and post-operative arthroscopic surgery evaluation.


PRODUCT

    MPR is a computer-assisted evaluation procedure which is based on the simultaneous measurement of electromyographic signals produced by up to 16 muscles during the execution of a movement. A patient's EMG readings, which are collected during the examination procedure, digitized, then processed by an expert system, can be converted into graphic "images" of recognizable muscle patterns. A computer-assisted comparison of a patient's patterns with those produced by normal subjects reveals differences which are the basis of the diagnosis.

    All the components of the Company's MPR system have been designed and built based on published and accepted scientific data and proven medical, electronic, and statistical technology. The three proprietary components of the system include:

    -    the Myo D 1600 Data Acquisition Module,
    -    the Myo Diagnostics Expert System, and
    -    the Myo Diagnostics Muscle Pattern Recognition Report.

    DATA ACQUISITION MODULE: The data acquisition equipment consists of a set of 29 cutaneous electrodes connected to the Myo D 1600 Data Acquisition Module. The electrodes, which are commercially available, pick up the EMG signals produced by muscles and feed them into the D 1600 whose design provides for the simultaneous reception of up to 14 of these signals. The Myo D 1600 has built-in features which analyze the quality of the signal received from each electrode and recognize and warn the technician/operator of any malfunction, thereby ensuring that data reflects accurate EMG measurements. The Data Acquisition Module also assists the operator by signaling the beginning and end of each movement through visual prompts and audio tones, and by providing a real-time feedback on the patient's performance through a graphic display.

    After affixing the electrodes on the skin of the patient's back, at carefully selected muscle sites, and after connecting the electrodes to the D 1600, the technician performs a calibration of the instrument. The purpose of the calibration is to prevent skin-specific variances to affect the readings, thereby ensuring that the patterns from various subjects can be compared. The patient is then directed to execute four repetitions of each of nine specific movements. Fourteen muscle sites are associated to each movement and report to the D 1600 during the execution of such movement. Their repetitions are important for the protocol. To convert these parallel inflows of signals into digital patterns ("images"), the D 1600 processes some 75,000 data points and calculates these points' relationships to each other.

    THE EXPERT SYSTEM: The data collected during the examination is submitted to the Company for processing by the Company's expert system. A report is generated which includes graphic, statistical and narrative representations of each muscle group's pattern compared to the pattern of a normative database of non-injured and pain-free subjects. The normative data has been collected utilizing the same protocols performed by the patient.
The normative database is continuously updated as more data is collected.
The report which is produced is reviewed by qualified personnel to ascertain that the data was properly collected and processed.

    The analytical system was developed by the Company based on statistical methodology in common use in this field for a number of years. In developing the analysis, it was determined that a high degree of statistical certainty would be required for the report to have the level of accuracy to be completely reliable. Based on this design, the statistical analysis assures results which have an average statistical certainty of 95%-99%.

    THE MUSCLE PATTERN RECOGNITION REPORT: The MPR Report provides the physician with findings to classify the patient as normal or with a graded level of muscle dysfunction. It provides four critical statements about the muscle groups examined, along with detailed information supportive of these conclusions. The statements address the following questions:

-  EVIDENCE OF INJURY:             Is there evidence that the patient's
                                   muscles are dysfunctional? If so, where does it occur?

-  FREQUENCY AND SEVERITY
    OF THE INJURY:                 How severe is the dysfunction as compared to
                                   normal and how often does the dysfunction occur?

-  WHAT ARE THE MUSCLE PATTERNS?:  What deviations from normal muscle patterns exist in each movement and what are the patterns of muscle compensation?

-  ARE THERE PATTERNS OF SECONDARY
    MUSCLE COMPENSATION?:          Do the muscle patterns indicate that
                                   there is secondary muscle dysfunction due to muscles compensating involuntarily to protect the injury?

-  WHAT IS THE RESULT OF THE
    ABNORMAL MUSCLE RECRUITMENT?:  What is the bio-mechanical explanation for the muscle patterns?

    When a patient is retested and the second MPR evaluation is compared to the baseline test, several other critical questions are addressed:

-   IS THE PATIENT'S MUSCLE RECRUITMENT PATTERN NOW WITHIN THE RANGE OF NORMAL?

-   IF STILL DYSFUNCTIONAL, HAS THE PATIENT PROGRESSED THROUGH TREATMENT?

-   SHOULD THE INSURANCE COMPANY CONTINUE TO FUND FURTHER (OR DIFFERENT)
    TREATMENT?

These questions address the issues of rehabilitation and short and long term disability which affect insurance reserves.

    SCIENTIFIC VALIDATION OF THE SYSTEM: In May 1992, an independent study of the Company's evaluation methodology was completed. The study determined that the overall classification accuracy of normal subjects was 90%. In a further cross validation study involving 196 subjects, the results confirmed the stability of the data base.

    In June 1992, a second clinical study was completed. This study showed a high correlation between the Company's evaluation of doctor-diagnosed injured accident and Workers Compensation patients and the doctors' diagnoses. The results were particularly impressive because the test was able to detect injuries after a one to four week time lapse between the doctor's diagnosis and the Company's examination. A test/retest study of 40 of these patients indicated that 82% of the patients improved over a four week period. The retest also validated the accuracy of the Company's classification.

    The Company's MPR system was submitted to leading academicians and clinicians. Dr. V. Reggie Edgerton of UCLA and Dr. Steven Wolf of Emory University reviewed the technical aspects of the system in detail and confirmed the validity of the science behind the system. They have separately authored a total of three papers relating to the Company's technology, two of which have been published and one of which has been accepted for publication in Spring 1997.

    LEGAL VALIDATION OF THE SYSTEM: In June 1992, the California Workers Compensation Appeals Board (WCAB) began to hear testimony to determine if MPR is a valid medical/legal procedure. In September 1993, the WCAB issued a decision that the Company "...persuaded the court as to the validity of lien-claimant's (Myo Diagnostics) methodology and mechanism. In addition, the Opinion stated that, "it is found that the procedure (Muscle Pattern Recognition) is a valid and useful diagnostic medical tool when used in the proper case...." It further states that "...it is a reasonable and necessary diagnostic test."

    This opinion helped validate Muscle Pattern Recognition as a valid medical/legal procedure. This case becomes a reference for any future legal test.

COMPETITION

    The Company believes it has no direct competition and that no other system in use today is capable of delivering information similar in content, comprehensiveness and reliability to the Company's MPR system. EMG signals have been used by others to evaluate muscles at rest and muscles that do not have kinesiological relationships; but the Company believes that these methodologies are not supported by scientific studies and are not reliable. The Company believes that Magnetic Resonance Imaging ("MRI") does not compete with MPR because it cannot measure interactive muscle relationships when the muscles are under constant tension. MRI's use in relation to back problems is primarily to diagnose disk injuries.

    However, there are many companies, both public and private, which are active in the field of medical diagnostic imaging. Some of these companies have substantially greater financial, technical and human resources, have a well established name and enjoy a strong market presence. There is no assurance that one or several such companies are not currently developing, or will not start developing, technology that will prove more effective or desirable than the Company's technology. Such occurrence could severely affect the Company's ability to establish and develop a market presence and to maintain its competitive position.

MARKETING PLAN

    SERVICE DELIVERY STRATEGIES: The Company markets its services on a per-use basis, either directly ("Direct Services Operations") or through third party "distributors". In the first instance, the Company itself performs patient examinations, whereas this service is provided by a distributor in the second mode of operation. In both cases, however, patient data is processed by the Company's Central Processing Center, which also produces the evaluation reports.

    DISTRIBUTOR OPERATIONS: The Company intends to establish distributor operations through limited exclusive arrangements with financially solid firms which presently provide mobile and fixed-site MRI, CT and ultrasound services to hospital, clinics and managed care locations. These firms, which market to the same referral base of doctors which will refer MPR, are attracted by the low capital investment and high margin of MPR.

    DIRECT SERVICES OPERATIONS: In this mode of operation, services will either be provided at a Company-owned and operated facility (Evaluation Center), or at the facility of a provider (Mobile Services) using equipment and personnel supplied by the Company.

    The Company has already established an Evaluation Center at its headquarters in Southern California. Until now this facility has been used mostly for research, but the Company plans to initiate revenue producing activities in the first quarter of 1997. Future Centers may be established as stand alone co-ventures with existing diagnostic, physical therapy and rehabilitation facilities, or based on lease arrangements with hospitals. An Evaluation Center can be operated at very low fixed overhead by subleasing space and services at existing clinics.

    Mobile Testing Services is the format under which the Company presently operates; it allows patient examination to take place on the premises of medical providers, using the Company's equipment and personnel. This approach overcomes providers' resistance to invest in equipment and incur additional personnel costs. Mobile service contracts are offered on the basis of a minimum daily rate plus a fee per test.

    Direct Services Operations provide to the Company the full benefit of the high margins of MPR while allowing it to remain in close contact with its end-user market. However, the Company has elected to pursue simultaneously a distribution strategy in order to achieve faster market penetration.

MARKET TARGETS

    The Company's market is comprised of two major segments: the medical/legal market which deals primarily with workers compensation and personal injury claims, and the physical medicine market. Initially, the Company will focus on the medical/legal segment. To this end, the Company will target strategic alliances with firms servicing insurance companies, HMOs (Health Maintenance Organizations) and PPOs (Preferred Provider Organizations), self-insured employers and their third-party plan administrators, and risk and case management companies. The Company will also target the medical providers which service these markets such as hospitals, rehabilitation clinics, industrial clinics, diagnostic centers, physicians, physical therapists and MRI imaging centers. This second group is also an important component of the Company's strategy because, in addition to its capacity to prescribe MPR, it may serve as a delivery vehicle.

    INSURANCE COMPANIES are a primary target because their reimbursement policies and practices have a profound impact on the medical diagnostic industry; they largely dictate pricing policies, methods of distribution and growth strategies. Insurance companies are also playing an increasingly important role as prescribers. For example, recent Workers Compensation reforms in California have given insurers more control over treatment regimen. An insurer can now dictate the treatment of a patient for up to four months. Because MPR can serve to control direct medical costs and indirect costs such as lost time, disability claims and litigation costs, the Company believes that its procedure will be well received by insurers who may become a major source of referrals, particularly in the Workers Compensation market. More than 60 insurance companies have already approved the reimbursement of MPR procedures.

    HMOS AND PPOS are of vital importance to the Company due to their leadership role in the cost containment drive and the considerable market share they enjoy.

    SELF-INSURED EMPLOYERS accounted for 18.7% of total worker's compensation benefits paid in 1991. These employers represent a large volume of opportunities for the Company.

    HEALTH CARE PLAN ADMINISTRATORS are large organizations which provide services to self-insured employers, public or private. In their role to manage private plans, they can influence care strategies and/or treatment selection criteria, and they may have authority to commit funds for evaluation and treatment. Most of them have financial incentives to contain costs and limit payors' exposure related to ongoing treatment and disability.

    HOSPITALS, INDEPENDENT CLINICS, DIAGNOSTIC CENTERS AND INDIVIDUAL PHYSICIANS will be recruited as Evaluation Centers. These providers may become the delivery system for corporate clients and insurance companies. They may service the medical/legal market and may later become the sites for entry into the medical back pain and physical medicine market.

MANUFACTURING

    The Data Acquisition Module consists of a standard laptop computer, a modified board and the Company's proprietary software. The Company acquires the laptop computers from an outside source. The modified boards are manufactured by the subcontractor who participated in their development, and with whom the Company has established a long term relationship. Once tested, the boards are shipped to the Company which installs them along with its proprietary software and tests the completed Module.

FACILITIES AND EMPLOYEES

    The Company operates from leased facilities in Culver City, California. Research and development, manufacturing and report processing activities are centralized to allow closer control over service and response time, and to better protect the technology.

    The Company intends to maintain its central processing activities at this headquarter location, but research and development and future clinical studies will be conducted at various sites in Southern California, in Atlanta, Georgia and at independent hospitals and universities throughout the United States and Canada.

    As of December 31, 1996, the Company had 15 full time employees.

REGULATORY REQUIREMENTS

    The medical equipment manufactured and marketed by the Company is subject to regulation by the Food and Drug Administration ("FDA"). Under the FDA Act, manufacturers of medical devices must comply with certain regulations governing the testing, manufacturing, packaging and marketing of medical devices. Commercial sales or use of the Company's medical equipment must be preceded by FDA pre-market clearance pursuant to section 510(k) of the FDA Act. The Company has met all applicable FDA requirements in connection with its product.

INTELLECTUAL PROPERTY

    The Company licenses the right to manufacture, market, sell, distribute and further develop the MPR system and technology and any related or derivative technology throughout the world pursuant to an exclusive license with

TRG, a partnership among Gerald D. Appel, Daniel J. Levendowski and Hershel Toomim, principal shareholders of the Company. The MPR system and technology and all additions or modifications thereto remain the property of TRG, provided, however, that any derivative technology developed by the Company for purposes other than the evaluation and treatment of muscle dysfunction in the back, arms and legs ("Derivative Technology") will be the property of the Company.

    The Company pays royalties to TRG for the use of the MPR technology and any Derivative Technology as follows: (i) the lesser of $30.00 per use or 10% of total revenues received by the Company for each of the first 10,000 times the MPR procedure is used, (ii) the greater of $12.50 per use or 5% of total revenues received by the Company for each use thereafter, (iii) 5% of total revenues received by the Company for each sale, lease, license or other transfer of the MPR procedure or related equipment or technology and (iv) 3% of total revenues received by the Company for each sale, lease, license or other transfer of the Derivative Technology. The Company is not required to make any payments on revenues pursuant to (iii) or (iv) to the extent royalties were previously paid on such revenues pursuant to (i) or (ii).

    The license expires in 2013. The license is terminable by TRG upon 14 days notice (subject to cure during such period) (i) if the Company fails to observe the terms of the Agreement, (ii) if the Company becomes insolvent or generally fails to pay its debts when due, (iii) the assignment by the Company of its property for the benefit of the Company's creditors or the appointment of a receiver for any part of the Company's property, (iv) the commencement of any proceedings under bankruptcy or insolvency law by or against the Company and (v) the sale or other transfer of the license by the Company without TRG's consent.

    If the license is terminated for any reason, the Company becomes subject to a three-year agreement not to engage in the manufacture, sale or distribution of the MPR system or any similar product in any area in which the MPR system or procedure has been sold.

    The Company and TRG rely upon the law of trade secrets, patent protection and unpatented proprietary know-how to protect the MPR technology. Due to the rapid technological change that characterizes the medical device industry, the Company believes that reliance upon trade secrets and unpatented know-how, and on the continued introduction of improvements and new products, are generally as important as patent protection in establishing and maintaining a competitive advantage. TRG was granted a United States patent covering the MPR system.

    The Company presently has no patent protection of the MPR technology outside the United States. The Company has the right to file patent applications and attempt to obtain patents in other jurisdictions. To date, the Company has not done so, in part because of lack of funds. TRG is under no obligation to patent the MPR technology in any jurisdiction and the Company's determination as to whether or not to seek patent protection will depend upon a number of factors, including the likelihood of the issuance of the patent, the Company's financial resources and marketing plans.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth information with respect to each executive officer and director of the Company.

NAME                        AGE(1)    POSITION

Gerald D. Appel             60   President, Chief Executive Officer and Chairman
                                 of the Board of Directors

John Osborne                37   Vice President - Marketing

Scott Roecklein             39   Vice President of Operations, Secretary

J. Steven Nelson            32   Director of Research and Development

Dr. Hershel Toomim, Sc.D.   80   Director

Wayne C. Cockburn           40   Director

---------------

(1)  At December 31, 1996


    MR. APPEL has served as President and Chief Executive Officer of the Company since 1991, and as a director of the Company since inception. Mr. Appel is also Chairman of the Board of Directors.

    MR. OSBORNE has served as Vice President--Marketing since November 1996. From January 1995 to November 1996, Mr. Osborne served as Director of Sales and Marketing for DermaNet, Inc., where he was responsible for developing marketing plans, establishing distribution channels and overseeing sales activity. From October 1993 to November 1994, Mr. Osborne was Vice President and General Manager of KCI Clinical Systems, a division of KCI, Inc., a publicly traded therapeutic specialty bed rental company, and from January 1983 to July 1993, Mr. Osborne served as Director Sales and Marketing for ATI Medical, Inc., a medical equipment rental company.

    MR. ROECKLEIN has been Vice President of Operations since September 1996 and Secretary since November 1996. For the two years prior to that he was an independent health care consultant. From March 1991 through August 1994 Mr. Roecklein was Vice President-Operations for Tokos Medical Corp., an in-home provider of skilled nursing and activity monitoring for woman at risk of pre-term labor.

    MR. NELSON has served as Director of Research and Development of the Company since October 1996. From August 1994 to September 1996, Mr. Nelson served as Director of Operations and Finance of the Company. Prior to joining the Company, Mr. Nelson earned a Masters Degree in Business Administration in June 1994, and worked as a senior financial analyst for the Operations Division of Mattel, Inc. from October 1990 to October 1992.

    DR. TOOMIM has served as a Director of the Company since he co-founded it with Mr. Appel in 1988. Dr. Toomim also served as Vice President of Research and Development of the Company from 1988 to 1996.

    MR. COCKBURN has served as a Director of the Company since July 1995. Mr. Cockburn has been employed by Imutec Corporation, a Canadian biopharmaceutical company, since January 1995, and is currently Vice President of Corporate Development. From 1994 to 1995 Mr. Cockburn was an investment banker with McDermid St. Laurence Chisholm, Ontario, Canada, and for more than the three years prior to that, he was a securities broker with Midland Walwyn, Ontario, Canada.

MEDICAL ADVISORY BOARD

    The Company has a Medical Advisory Board ("MAB") whose members are physicians with expertise relevant to the Company's business. The role of the MAB is to advise on the medical considerations involved in designing the product, to provide a user/prescriber perspective, and to assist with the design of clinical trials. The MAB meets on an ad hoc basis.

    GUNNAR ANDERSSON M.D., PH.D. Dr. Andersson is Chairman of Orthopedic Surgery at Rush Presbyterian - St. Luke's Medical Center in Chicago. He is the deputy editor for the journal SPINE. Dr. Andersson is also a managing partner of Midwest Orthopedics and has served as President of the International Society for the Study of the Lumbar Spine.

    PHILIP J. FAGAN, JR., M.D. Dr. Fagan obtained his medical degree from the Tulane University School of Medicine, New Orleans in 1969. He is the Chief Executive Officer and President of Emergency Department Physicians Medical Group Inc. Dr. Fagan is the Director of the Emergency Department for Daniel Freeman Marina Hospital, Marina Del Rey and the Hollywood Presbyterian Medical Center, Los Angeles. He is the Medical Director of E.R. Physicians Medical Group, Inc., and Chief Executive Officer and Medical Director of the Burbank Urgent Care and Industrial Medicine Clinic. He is a Diplomate of the American Board of the Emergency Physicians and the American Board of Family Practice and a Fellow of the American Academy of Family Physicians and the American College of Emergency Physicians.

    ALAN J. GOLDMAN, M.D. Dr. Goldman was awarded his degree in medicine from the University of Michigan Medical School in 1971. Currently he is in private practice while serving as an Assistant Clinical Professor of Neurology at the University of California at Irvine. For ten years beginning in 1976, he was an Assistant Clinical Professor of Neurology at UCLA and was the Chief of Staff and Chairman of the Department of Medicine at the Medicine Center at Garden Grove, California. Dr. Goldman serves as a neurological reviewer of new technologies for a number of national insurance carriers.

    ROBERT SAMUEL MAYER, M.D. Dr. Mayer is an Assistant Professor in the Department of Physical Medicine and Rehabilitation at Rush Medical College and a practicing Physiatrist at the Rehabilitation Clinic, S.C. Dr. Mayer serves as the Residency Program Director for the Rush-Marianjoy Residency in Physical Medicine and Rehabilitation. Dr. Mayer also serves on the Editorial Advisory Committee for the journal SPINE.

SCIENTIFIC ADVISORY BOARD

    The Company has a Scientific Advisory Board ("SAB") to advise the Company in the scientific aspects of its technology and in the area of statistical analysis, including modeling. This Board meets twice yearly in January and July.

    ANTHONY DELITTO, PH.D. Dr. Delitto is an Associate Professor and Chairman of the Department of Physical Therapy in the School of Health and Rehabilitation Services at the University of Pittsburgh. Dr. Delitto also serves as the Director of Research for the Comprehensive Spine Center at the University of Pittsburgh and Vice President for Education and Research at CORE network.

    V. REGGIE EDGERTON, PH.D., M.S. Dr. Edgerton received his Bachelor of Science in Physical Education and Biology from East Carolina University, his Master of Science in Physical Education from the University of Iowa and Ph.D. in Exercise Physiology from Michigan State University. Dr. Edgerton is currently a professor within the Physiological Sciences Department at UCLA and has served as Chairman of UCLA's Department of Kinesiology. Dr. Edgerton has published over 200 papers in peer-reviewed journals focusing primarily on muscle fiber and its activity. Since 1980, he has been the Project Program Director of the NIH Grant regarding neurological sciences. He has also worked with NASA and has published extensively regarding muscle adaptation outside Earth's atmosphere. Dr. Edgerton has been an officer of and/or associated with organizations including the American Physiological Society, the American College of Sports Medicine, the American Society of Gravitational Biology, the Society for Neurosciences, the Neurotrauma Society, and the American Spinal Injury Association.

    HOWARD FULLMAN, M.D. Dr. Fullman has been trained as a medical technologist and as such has consulted for major health care firms regarding medical devices and procedures. He presently sits on the Board of Directors of several privately held medical services companies. Dr. Fullman has a medical practice in Los Angeles California.

    ROBERT I. JENNRICH, PH.D., M.S. Dr. Jennrich received his Bachelor of Science and Master of Science in Mathematics from the University of Wisconsin and his Ph.D. in Mathematics from UCLA. Dr. Jennrich is currently a professor within the Department of Mathematics at UCLA. He has published over 60 papers in peer-reviewed journals, his most important papers concerning biological and technical applications of advanced statistics. Dr. Jennrich is an active member of the Institute of Mathematical Statistics, the American Statistical Association and the Psychometric Society and has received numerous honors from these and other societies.

    JULES ROTHSTEIN, PH.D. Dr. Rothstein is a Professor and Chairman for The Department of Physical Therapy at the University of Illinois at Chicago. Dr. Rothstein is the Editor for the journal PHYSICAL THERAPY.

    ROLAND ROY, PH.D. Dr. Roy is currently a Researcher for the Brain Research Institute at the University of California at Los Angeles. Dr. Roy also serves as the Co-Director for the Laboratory for Neural Control of Movement and Neural Muscular Plasticity.

    STEVEN L. WOLF, PH.D. Dr. Wolf received his Bachelor of Arts in Biology from Clark University, his Master of Science degrees in Physical Therapy from Boston University and Anatomy from Emory University and his Ph.D. in Anatomy and Neurophysiology from Emory University. Dr. Wolf is currently a professor and Director of Research within the Department of Rehabilitation Medicine, Emory University School of Medicine. Dr. Wolf has published over 130 papers in peer-reviewed journals, authored six books focusing on electromyography, biofeedback, physical therapy and rehabilitation and has made over 300 presentations, including key note speaker, for groups including the American Association of Orthopedic Surgeons, the American Physical Therapy Association, the International Society for Electrokinesiology and the American Neurology Association. Dr. Wolf has received over 20 grants from organizations including the National Institute of Aging and the Veterans Administration. Most recently, Dr. Wolf has served as Chairman of the Advisory Council of the American Physical Therapy Association, Board of Director of the International Society for Electrokinesiology, Chairman of the Scientific Abstracts Committee of the World Confederation of Physical Therapy, External Reviewer for Rehabilitation Graduate Programs for the University of Toronto and Massachusetts General Hospital (Harvard University) and on the Advisory Committee for the MGH Institute of Health Professions.

EXECUTIVE REMUNERATION

    The following table sets for certain information regarding the compensation of the Chief Executive Officer for the year ended December 31, 1995 and 1996 (no other officer had annual compensation in excess of $100,000 during these years):

                                             SUMMARY COMPENSATION TABLE
                                            -----------------------------
    NAME AND PRINCIPAL POSITIONS            YEAR                   SALARY
    ----------------------------            ----                   ------
    Gerald D. Appel, President and Chief    1995                  $92,000
    Executive Officer                       1996                 $124,000

EMPLOYEE STOCK OPTION PLAN

    The Board of Directors has approved the establishment of a stock option plan pursuant to which the Company may from time to time issue up to 1,000,000 shares of Common Stock to selected employees. No written plan has been adopted, and no options have been granted under such a plan.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

    The Company's Articles of Incorporation include a provision that eliminates the personal liability of its directors to the Company and its shareholders for monetary damages for breach of the directors' fiduciary duties in certain circumstances. This limitation has no effect on a director's liability (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the Company or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director's duty to the Company or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of a serious injury to the Company or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Company or its shareholders, (vi) under Section 310 of the California Corporations Code (the "California Code") (concerning contracts or transactions between the Company and a director) or (vii) under
Section 316 of the California Code (concerning directors' liability for improper dividends, loans and guarantees). The provision does not extend to acts or omissions of a director in his capacity as an officer. Further, the provision will not affect the availability of injunctions and other equitable remedies available to the Company's shareholders for any violation of a director's fiduciary duty to the Company or its shareholders.

    The Company's Articles of Incorporation also include an authorization for the Company to indemnify its agents (as defined in Section 317 of the California Code), through bylaw provisions, by agreement or otherwise, to the fullest extent permitted by law. Pursuant to this latter provision, the Company's Bylaws provide for indemnification of the Company's directors, officers, agents and employees. In addition, the Company, at its discretion, may provide indemnification to persons whom the Company is not obligated to indemnify. The Company has entered into indemnity agreements with all directors which provide the maximum indemnification permitted by law. These agreements, together with the Company's Bylaws and Articles of Incorporation, may require the Company, among other things, to indemnify such directors against certain liabilities that may arise by reason of their status or service as directors (other than liabilities resulting from willful misconduct of a culpable nature), to advance expenses to them as they are incurred, provided that they undertake to repay the amount advanced if it is ultimately determined by a court that they are not entitled to indemnification, and to obtain directors' and officers' insurance if available on reasonable terms.

    Section 317 of the California Code and the Company's Bylaws make provision for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

    The Company is currently reviewing director and officer liability insurance policies and may purchase such a policy in the future.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                      PRINCIPAL AND SELLING SHAREHOLDERS

    The following table sets forth as of the date hereof, certain information regarding the ownership of the Common Stock by: (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock; (ii) each of the Company's directors (other than members of the Medical Advisory Board and Scientific Advisory Board); (iii) all of the Company's executive officers and directors as a group and (iv) each Selling Shareholder. Except as may be indicated in the footnotes to the table and subject to applicable community property laws, each of the persons has sole voting and investment power with respect to the Shares owned. Beneficial ownership has been determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended. Under this Rule, certain shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date the information is provided; in computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the persons actual voting power at any particular date.


                                            Beneficial Ownership Prior
                                                         to                           Beneficial Ownership
                                                      Offering                       After the Offering (1)
                                             -------------------------               ----------------------
                                               Number                    Number of
                                             of Shares                    Shares      Number of
Name                                           Owned         Percent      Offered       Shares     Percent
----------------------------------------     -----------     -------     ---------    ---------    -------
Gerald D. Appel                              3,715,019(2)      48.0%     1,000,000    2,715,019(2)  35.1%
3760 South Robertson Blvd.
Culver City, California  90232

Ontario Municipal Employees                  1,401,561(3)      17.2%     1,401,561            0        0%
Retirement Board
One University Avenue, Suite 1100
Toronto, Ontario M5J 2P1 Canada

Altamira Management Ltd.                       750,000(4)       9.2%       375,000      375,000      4.6%
250 Bloor Street East, Suite 300
Toronto, Ontario M4W 1E6 Canada

Bona Vista Asset Management Ltd.               450,000(5)       5.6%       225,000      225,000      2.8%
2300 Yonge Street, Suite 2900
P.O. Box 2384
Toronto, Ontario M4P 1E4 Canada

Hershel Toomim                                 192,000          2.5%       192,000            0        0%
3710 South Robertson Blvd.
Culver City, California 90232

Wayne Cockburn                                  63,000(6)       0.8%        62,000        1,000       --
Imutec Corporation
1285 Morningside Avenue
Scarboro, Ontario M1B 3W2 Canada

All directors and executive officers as a    3,985,019(2)(7)   51.3%     1,254,000    2,731,019     35.2%
group (6 persons)

-----------------------

(1) Assumes all shares offered are sold.

(2) Includes 111,900 shares with respect to which Mr. Appel believes he has voting power as a result of a proxy granted by Daniel J. Levendowski.

(3) Includes 405,555 shares which may be acquired upon exercise of warrants.

(4) Includes 75,000 shares which may be acquired upon exercise of warrants, and 375,000 shares Altamira Management Ltd. has the right and obligation to purchase immediately following the date of this Prospectus, of which 75,000 shares may be acquired upon the exercise of warrants.

(5) Includes 45,000 shares which may be acquired upon exercise of warrants, and 225,000 shares Bona Vista Asset Management Ltd. has the right and obligation to purchase immediately following the date of this Prospectus, of which 45,000 shares may be acquired upon the exercise of warrants.

(6) Includes 1,000 shares registered in the name of 260-274 Geary Avenue Ltd. over which Mr. Cockburn has exclusive voting and investment power.

(7) Includes 15,000 shares which may be acquired upon exercise of an option.


                                 CERTAIN TRANSACTIONS


    In December 1994, the Company entered into a Securities Purchase Agreement (the "December Purchase Agreement") with Ontario Municipal Employees Retirement Board ("OMERB"). Pursuant to the terms of the December Purchase Agreement, the Company sold to OMERB 680,741 shares of Common Stock for an aggregate purchase price of $1,000,000, and granted to OMERB currently exercisable warrants to purchase 100,000 shares (the "Series A Warrant") and 83,333 shares (the "Series B Warrant") of Common Stock with a current exercise price of $1.50 and $1.75 per share, respectively. The Series A Warrant expires on December 23, 1997 and the Series B Warrant expires on June 23, 1998.

    In August 1995, the Company entered into another Securities Purchase Agreement (the "August Purchase Agreement") with OMERB. Pursuant to the terms of the August Purchase Agreement, the Company sold to OMERB 111,111 shares of Common Stock for an aggregate purchase price of $200,000, and granted to OMERB currently exercisable warrants to purchase 222,222 shares of Common Stock (the "Series C Warrant") with a current exercise price of $2.00 per share. The Series C Warrant expires on December 31, 1998.

    The Company licenses the right to manufacture, market, sell, distribute and further develop the MPR System and technology and any related or derivative technology throughout the world pursuant to an exclusive twenty-year license with TRG, a partnership among Gerald D. Appel, Daniel J. Levendowski and Hershel Toomim. Mr. Appel is the Chairman of the Board, Chief Executive Officer, President and a principal shareholder of the Company, and Dr. Toomim is a director and a principal shareholder of the Company. See "Business--Intellectual Property."

    In May 1996 the Company issued to a corporation controlled by Mr. Cockburn 100,000 shares of Common Stock in satisfaction of obligations of the Company to such corporation for consulting services rendered during the prior several years. This corporation presently provides no services to the Company.

                         DESCRIPTION OF CAPITAL STOCK

    The Company is authorized to issue up to 50,000,000 shares of Common Stock. Subject to dividend and liquidation preferences that may be applicable to any shares of Preferred Stock outstanding, the holders of Common Stock are entitled to receive dividends as and when declared by the Board of Directors out of funds legally available therefor, and, upon liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities. The holders of Common Stock are entitled to one vote for each share of Common Stock held of record by them, may cumulate votes in the election of directors, have no preemptive or conversion rights and are not subject to further calls or assessments by the Company. There are no redemption or sinking fund provisions applicable to the Common Stock. The Common Stock currently outstanding is fully paid and non-assessable.

    The Company is also authorized to issue up to 10,000,000 shares of Preferred Stock. The Board of Directors of the Company is authorized to fix the dividend rights, dividend rate, conversion rights, voting rights, liquidation preferences, rights and terms of redemption (including sinking fund provisions) on any wholly-unissued series of Preferred Stock, the number of shares constituting any such series and the designation thereof. At present, no shares of Preferred Stock are outstanding and the Company has no present plans to issue shares of Preferred Stock.

    At January 1, 1997 the Company had outstanding options or warrants to purchase an aggregate of 1,673,553 shares of Common Stock at various times through March 1999 at a weighted average exercise price of $1.67 per share.

    The Company has commitments from certain shareholders to purchase 480,000 shares of Common Stock and warrants to purchase 120,000 shares of Common Stock, which warrants are exercisable at a price of $3.00 per share for one year from issuance. It is anticipated that these units will be issued within two weeks of the date of this Prospectus. In the event of such issuance, the Company will issue a warrant to the broker/dealer participating in the Offering to purchase 43,200 shares of Common Stock for an exercise price of $2.50 per share at any time within two years from the date of issuance.

                                    LEGAL MATTERS


    The validity of the Common Stock offered hereby will be passed upon for the Company by Troop Meisinger Steuber & Pasich, LLP, Los Angeles, California.

                                       EXPERTS


    The audited financial statements of the Company as of December 31, 1995 and for the two-years then ended have been audited by Lever, Lippe, Hellie & Company LLP, independent certified public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority to said firm as experts in giving said report.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                     PAGE
                                                                                     ----
AUDITED FINANCIAL STATEMENTS OF MYO DIAGNOSTICS, INC.
Independent Auditors' Report . . . . . . . . . . . . . . . . . . . . . . . . . . . . .F-2
Balance Sheets as of December 31, 1994 and 1995. . . . . . . . . . . . . . . . . . . .F-3
Statements of Operations for the years ended December 31, 1994 and 1995. . . . . . . .F-4
Statements of Shareholders' Deficit for the years ended December 31, 1994 and 1995 . .F-5
Statements of Cash Flows for the years ended December 31, 1994 and 1995. . . . . . . .F-6
Notes to Financial Statements. . . . . . . . . . . . . . . . . . . . . . . . . . . . .F-7

UNAUDITED FINANCIAL STATEMENTS OF MYO DIAGNOSTICS, INC.
Balance Sheet as of September 30, 1996 . . . . . . . . . . . . . . . . . . . . . . . .F-16
Statements of Operations and Shareholders' Deficit for the nine months ended September 30, 1996  . . . . . . . . . . . . . . . . . . . . . . . . . .F-17
Statements of Cash Flows for the nine months ended September 30, 1995 and 1996 . . . .F-18

INDEPENDENT AUDITORS' REPORT


Myo Diagnostics, Inc.
Culver City, California

We have audited the accompanying balance sheets of Myo Diagnostics, Inc. (a development stage company), a California corporation (the "Company"), as of December 31, 1995 and 1994, and the related statements of operations, shareholders' deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

Statement of Financial Accounting Standards No. 7 "Accounting and Reporting by Development Stage Enterprises", requires the statement of operations and statement of cash flows to present cumulative amounts from the Company's inception. The accompanying financial statements do not disclose the cumulative amounts for the period from January 5, 1987 (date of inception) to the year ended December 31, 1993.

In our opinion, except for the omission from the financial statements of the disclosures described in the preceding paragraph, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1995 and 1994, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.




LEVER, LIPPE, HELLIE & COMPANY LLP

June 6, 1996

                             MYO DIAGNOSTICS, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                                 BALANCE SHEETS
                           DECEMBER 31, 1995 AND 1994

                                     ASSETS

                                                         1995          1994
                                                      -----------   -----------
CURRENT ASSETS:
 Cash                                                 $     3,030   $   657,584
 Accounts receivable - less allowance for doubtful
  accounts of $6,222 and $0 for 1995 and 1994,
  respectively                                             31,468         5,200
 Prepaid expenses and other assets                          5,659           453
                                                      -----------   -----------
   Total Current Assets                                    40,157       663,237

FURNITURE AND EQUIPMENT, NET (Note 2)                      63,487        58,486

OTHER ASSETS (Note 3)                                      26,079        14,399
                                                      -----------   -----------
   TOTAL ASSETS                                       $   129,723   $   736,122
                                                      -----------   -----------
                                                      -----------   -----------

                      LIABILITIES AND SHAREHOLDERS' DEFICIT

CURRENT LIABILITIES:
 Accounts payable and accrued expenses (Note 7)       $   342,568   $    77,995
 Accrued interest payable (Note 5)                         45,520        45,610
 Notes payable to bank (Note 4)                           400,000       400,000
 Notes payable  to related parties (Note 5)               146,000       248,500
                                                      -----------   -----------
   Total Current Liabilities                              934,088       772,105
                                                      -----------   -----------
COMMITMENTS AND CONTINGENCIES (Note 7)

SHAREHOLDERS' DEFICIT (Notes 5, 7, 8 and 9):
 Common stock, no par value, 50,000,000 shares
  authorized, 6,521,259 and 6,267,410 shares issued
  and outstanding for 1995 and 1994, respectively       2,028,322     1,729,424
 Deficit accumulated during the development stage      (2,832,687)   (1,765,407)
                                                      -----------   -----------
   TOTAL SHAREHOLDERS' DEFICIT                           (804,365)      (35,983)
                                                      -----------   -----------
   TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIT        $   129,723   $    736,122
                                                      -----------   -----------
                                                      -----------   -----------

                SEE ACCOMPANYING INDEPENDENT AUDITORS' REPORT
                       AND NOTES TO FINANCIAL STATEMENTS

                             MYO DIAGNOSTICS, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                           STATEMENTS OF OPERATIONS
                    YEARS ENDED DECEMBER 31, 1995 AND 1994

                                                     1995         1994
                                                -----------    ---------

REVENUE                                         $    67,600    $   8,041

OPERATING EXPENSES:
 Research and development                           239,307      257,536
 Technical services                                 191,588      155,688
 Sales and marketing                                143,934       55,983
 General and administrative                         515,810      315,595
                                                -----------    ---------
  Total Operating Expenses                        1,090,639      784,802
                                                -----------    ---------
  Loss from Operations                           (1,023,039)    (776,761)

OTHER INCOME (EXPENSE):
 Interest expense                                   (49,251)     (45,427)
 Interest income                                      5,810        1,090
                                                -----------    ---------
  Total Other Income (Expense)                      (43,441)     (44,337)
                                                -----------    ---------
  Loss Before Provision for Income Taxes         (1,066,480)    (821,098)

  Provision for Income Taxes (Note 6)                   800          800
                                                -----------    ---------
  Net Loss                                      $(1,067,280)   $(821,898)
                                                -----------    ---------
                                                -----------    ---------

                 SEE ACCOMPANYING INDEPENDENT AUDITORS' REPORT
                       AND NOTES TO FINANCIAL STATEMENTS

                             MYO DIAGNOSTICS, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                      STATEMENTS OF SHAREHOLDERS' DEFICIT
                     YEARS ENDED DECEMBER 31, 1995 AND 1994

                                                      NO. OF
                                            VALUE     SHARES              ADDITIONAL
                                             PER      ISSUED    COMMON     PAID-IN     ACCUMULATED
                                            SHARE    (NOTE 8)    STOCK     CAPITAL       DEFICIT        TOTAL
                                           -------  ---------  --------  -----------   -----------   ------------
Issued upon incorporation for services     $  0.01    910,000  $  9,100  $   (1,415)   $       --    $     7,685
Issued for services                           0.01    952,250     9,523        --                          9,523
Net loss from inception through
  December 31, 1990                                     --         --          --      $   (20,367)      (20,367)
                                                    ---------  --------  -----------   -----------   ------------
Balance - December 31, 1990                         1,862,250    18,623      (1,415)       (20,367)       (3,159)

Issued for services                           0.01    305,950     3,060        (656)          --           2,404
Issued for cash                               2.23     11,230       112      24,888           --          25,000
Net loss                                                 --        --          --         (243,621)     (243,621)
                                                    ---------  --------  -----------   -----------   ------------
Balance - December 31, 1991                         2,179,430    21,795      22,817       (263,988)     (219,376)

Net loss                                                 --        --          --         (258,180)     (258,180)
                                                    ---------  --------  -----------   -----------   ------------
Balance - December 31, 1992                         2,179,430    21,795      22,817       (522,168)     (477,556)

Issued for cash                              0.10      11,230       112       1,011                        1,123
Net loss                                                 --        --          --         (421,341)     (421,341)
                                                    ---------  --------  -----------   -----------   ------------
Balance - December 31, 1993                         2,190,660    21,907      23,828       (943,509)     (897,774)

Stock split                                         2,190,660    21,907     (21,907)          --            --

Issued for exchange of $174,090 of debt      1.20     144,619     1,446     172,644           --         174,090

Issued for services                          0.01      60,000       600        --             --             600

Issued for net assets of limited
  partnership, net of related expenses
  of $1,350                                  0.49     755,330     7,553     365,332           --         372,885

Issued for cash in a private placement,
  net of related expenses of $6,600          1.22     245,400     2,454     297,696           --         300,150

Issued for cash in a private placement,
  net of related expenses of $164,036        1.23     680,741     6,807     829,157           --         835,964

Net loss                                                 --        --          --         (821,898)     (821,898)
                                                    ---------  --------  -----------   -----------   ------------
Balance - December 31, 1994                         6,267,410    62,674   1,666,750     (1,765,407)      (35,983)

Issued for cash                              0.05      15,000       150         600           --             750

Issued for cash in a private placement,
  net of related expenses of $67,609         1.80     125,000     1,250     156,141           --         157,391

Issued for cash in a private placement,
  net of related expenses of $64,243         1.80     111,111     1,111     134,646           --         135,757

Issued for cash                              1.82       2,738        28       4,972           --           5,000

Net loss                                                 --        --          --       (1,067,280)   (1,067,280)
                                                    ---------  --------  -----------   -----------   ------------
Balance - December 31, 1995                         6,521,259  $ 65,213  $1,963,109    $(2,832,687)  $  (804,365)
                                                    ---------  --------  -----------   -----------   ------------
                                                    ---------  --------  -----------   -----------   ------------

                 SEE ACCOMPANYING INDEPENDENT AUDITORS' REPORT
                       AND NOTES TO FINANCIAL STATEMENTS

                            MYO DIAGNOSTICS, INC.
                        (A DEVELOPMENT STAGE COMPANY)
                          STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1995 AND 1994

                                                                        1995            1994
                                                                    ------------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss                                                         $ (1,067,280)    $ (821,898)
   Adjustments to reconcile net loss to net cash used in
   operating activities:
      Depreciation and amortization                                       36,104         27,054
      Changes in operating assets and liabilities:
       (Increase) decrease in assets:
         Accounts receivable                                             (26,269)        (5,200)
         Prepaid expenses                                                 (5,206)          (453)
         Other assets                                                    (12,867)        (2,061)
       Increase (decrease) in liabilities:
         Accounts payable and accrued expenses                           264,483         84,609
                                                                    ------------     ----------
           Net Cash Used in Operating Activities                        (811,035)      (717,949)
                                                                    ------------     ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Acquisition of property and equipment                                 (39,917)       (27,285)
                                                                    ------------     ----------
         Net Cash Used in Investing Activities                           (39,917)       (27,285)
                                                                    ------------     ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Net borrowings under bank revolving lines of credit                      --          400,000
   Borrowings on notes payable to related parties                         12,000         48,500
   Repayments on notes payable to related parties                       (114,500)      (103,500)
   Net proceeds from issuance of common stock                            298,898        997,265
                                                                    ------------     ----------
           Net Cash Provided by Financing Activities                     196,398      1,342,265
                                                                    ------------     ----------
           Net (Decrease) Increase in Cash                              (654,554)       597,031

CASH  -  Beginning of Year                                               657,584         60,553
                                                                    ------------     ----------
CASH  -  END OF YEAR                                                $      3,030     $  657,584
                                                                    ------------     ----------
                                                                    ------------     ----------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
   Cash paid during the years for:
      Interest                                                      $     49,251     $   44,047
                                                                    ------------     ----------
                                                                    ------------     ----------
      Taxes                                                         $        800     $    1,600
                                                                    ------------     ----------
                                                                    ------------     ----------
SUPPLEMENTAL DISCLOSURE OF NON-CASH
  FINANCING ACTIVITIES:
   During 1994, limited partners' interest in assets and
   liabilities of the Partnership were transferred to the
   Company through issuance of common stock and debt
   as follows:
         Notes payable to related parties                           $      -         $  175,000
         Common stock issued                                               -            372,885
                                                                    ------------     ----------
           Limited partners' interest in net assets of Partnership  $      -         $  547,885
                                                                    ------------     ----------
                                                                    ------------     ----------
   During 1994, 144,619 Shares of common stock were issued upon
   the conversion of notes payable to related parties               $      -         $  174,090
                                                                    ------------     ----------
                                                                    ------------     ----------

                 SEE ACCOMPANYING INDEPENDENT AUDITORS' REPORT
                         AND NOTES TO FINANCIAL STATEMENTS

                                MYO DIAGNOSTICS, INC.
                            (A DEVELOPMENT STAGE COMPANY)
                               STATEMENTS OF OPERATIONS
                        YEARS ENDED DECEMBER 31, 1995 AND 1994


1.  DESCRIPTION OF BUSINESS AND SIGNIFICANT
    ACCOUNTING POLICIES

    GENERAL

    Myo Diagnostics, Inc. (the "Company") (a development stage company), a California corporation, was incorporated and commenced operations on January 5, 1987 as AREX, Inc. The name was changed to Devion Group and then to Myo Diagnostics, Inc. on September 15, 1989. The principal activity of the Company is the research and development of Muscle Pattern Recognition. Muscle Pattern Recognition provides an objective evaluation of soft-tissue-muscle injuries.

    BUSINESS COMBINATION

    On December 19, 1994, the Company concluded a business combination as discussed in the following paragraph:

    The Company held a 97.2% sole general partner interest in Myo Diagnostics, Ltd. (the "Partnership"), a California limited partnership, that began operations on April 18, 1991. The Partnership researched and developed the hardware and related software to perform Muscle Pattern Recognition. Effective on December 19, 1994, the Partnership's assets and liabilities were transferred to the Company at their book value and neither the Partnership or Corporation recognized gain or loss. The 2.8% limited partners exchanged their interests in the Partnership totaling $547,885 for 755,330 shares of common stock and $175,000 in notes payable (see
    Note 5). The business combination was recorded in a manner similar to a "pooling-of-interest" method of accounting. Under this method, assets and liabilities of the Partnership were recorded at historical cost.

    CONCENTRATIONS  OF CREDIT RISK

    Financial instruments that potentially subject the Company to credit risk include:

         Cash on deposit with a financial institution amounting to approximately $6,451 and $790,000 as of December 31, 1995 and 1994, respectively, which was insured for up to $100,000 by the U.S. Federal Deposit Insurance Corporation.

    REVENUE

    Revenue is reported at the estimated net realizable amounts from patients, third-party payers and others for services rendered.

                 SEE ACCOMPANYING INDEPENDENT AUDITORS' REPORT
                       AND NOTES TO FINANCIAL STATEMENTS

                             MYO DIAGNOSTICS, INC.
                        (A DEVELOPMENT STAGE COMPANY)
                            STATEMENTS OF OPERATIONS
                    YEARS ENDED DECEMBER 31, 1995 AND 1994

1.  DESCRIPTION OF BUSINESS AND SIGNIFICANT
    ACCOUNTING POLICIES  (Continued)

    ALLOWANCE FOR UNCOLLECTIBLE ACCOUNTS

    An allowance for uncollectibles is recorded to report the receivables for services at their net realizable value. Estimates for uncollectible accounts are reported in the period during which the services are provided even though the actual amounts may become known at a later date. Included in general and administrative expenses is bad debt expense of $18,291 and $0 for the years ended December 31, 1995 and 1994, respectively.

    FURNITURE AND EQUIPMENT

    Furniture and equipment are stated at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the related assets. The estimated useful lives are as follows:

                  Furniture and equipment            5 -7 years
                  Computer hardware and software     5 years

    Leasehold improvements are amortized over 3 years, which is the shorter of their estimated useful lives or the remaining term of the lease.

    Expenditures for maintenance and repair are charged to operations as incurred, while renewals and betterments are capitalized.

    PATENT

    Patents consist of legal fees incurred in securing a patent for the Company's product. These costs are amortized over a period of seventeen years using the straight-line method.

    INCOME TAXES

    Effective January 1, 1993, the Company became a taxable entity. Previously, the Company was taxed as an "S" corporation. As such, the Company's earnings and losses were included in the personal tax returns of the stockholders, and the Company did not record an income-tax provision. Effective with the change in tax status, income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to temporary differences between tax and financial reporting of certain assets and liabilities.

                 SEE ACCOMPANYING INDEPENDENT AUDITORS' REPORT
                       AND NOTES TO FINANCIAL STATEMENTS

                             MYO DIAGNOSTICS, INC.
                        (A DEVELOPMENT STAGE COMPANY)
                           STATEMENTS OF OPERATIONS
                    YEARS ENDED DECEMBER 31, 1995 AND 1994

1.  DESCRIPTION OF BUSINESS AND SIGNIFICANT
    ACCOUNTING POLICIES (Continued)

    USE OF ESTIMATES

    The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    RECLASSIFICATIONS

    Certain amounts in the 1994 financial statements have been reclassified to conform with the 1995 presentation.


2.  FURNITURE AND EQUIPMENT

    Furniture and equipment consists of the following:

                                               1995        1994
                                            ---------    --------
         Leasehold improvements             $   1,420    $  --
         Furniture and equipment               67,911      60,095
         Computer hardware and software       121,245      90,564
                                            ---------    --------
                                              190,576     150,659
         Accumulated depreciation            (127,089)    (92,173)
                                            ---------    --------
           FURNITURE AND EQUIPMENT, NET     $  63,487    $ 58,486
                                            ---------    --------
                                            ---------    --------

    Depreciation and amortization expense charged to operations during the years ended December 31, 1995 and 1994 was $34,916 and $26,466, respectively.








                 SEE ACCOMPANYING INDEPENDENT AUDITORS' REPORT
                      AND NOTES TO FINANCIAL STATEMENTS

                             MYO DIAGNOSTICS, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                           STATEMENTS OF OPERATIONS
                    YEARS ENDED DECEMBER 31, 1995 AND 1994


3.  OTHER ASSETS

    Other assets consist of the following:

                                                         1995        1994
                                                        -------     -------
         Patents (net of accumulated amortization
          of $2,265 in 1995 and $1,077 in 1994)         $19,957     $10,011
         Security deposits                                6,122       4,388
                                                        -------     -------
           TOTAL OTHER ASSETS                           $26,079     $14,399
                                                        -------     -------
                                                        -------     -------

    Amortization expense on patent costs charged to operations during the years ended December 31, 1995 and 1994 was $1,188 and $870.

4.  NOTES PAYABLE TO BANK

    The Company has six revolving lines of credit with a bank that provide for borrowings up to a total of $400,000. Borrowings under these lines of credit bear interest at the bank's prime rate (8.75% and 8.5% as of December 31, 1995 and 1994, respectively) plus .75% to 1.5%, payable monthly. These revolving lines of credit will mature beginning June 10, 1996 through January 10, 1997, and are collateralized by standby letters of credit issued to certain third parties (see Note 9). The Company has $400,000 outstanding on these revolving lines of credit as of December 31, 1995 and 1994.













                 SEE ACCOMPANYING INDEPENDENT AUDITORS' REPORT
                      AND NOTES TO FINANCIAL STATEMENTS

                             MYO DIAGNOSTICS, INC.
                        (A DEVELOPMENT STAGE COMPANY)
                            STATEMENTS OF OPERATIONS
                    YEARS ENDED DECEMBER 31, 1995 AND 1994


5.  RELATED PARTY TRANSACTIONS

    NOTES PAYABLE TO RELATED PARTIES

    Notes payable to related parties consist of amounts borrowed from shareholders of the Company. These amounts are as follows as of December 31, 1995 and 1994:

                                                               1995      1994
                                                             --------  --------
         Unsecured-promissory notes payable to
         shareholders in the original principal amount
         totaling $175,000 were incurred in connection
         with purchasing the 2.8% limited partners'
         interest in the Partnership.  These notes bear
         interest at 8% per annum.  The principal sum
         of $87,500 plus accrued interest was due
         January 31, 1995.  The remaining principal
         sum of $87,500 plus accrued interest was due
         September 30, 1995.  In the event of default of
         the remaining principal sum of $87,500, the
         Company shall issue 3,000 shares of common
         stock to the holders of such notes in addition
         to the payment of principal and interest.  The
         Company is in default on the $87,500 remaining
         principal sum and is committed to issue 42,000
         shares of common stock (see Note 7)                 $ 87,500  $175,000

         Unsecured-promissory notes payable to the
         Company's officer and majority shareholder.
         These notes bear interest at 10% per annum and
         are due upon demand.                                  58,500    73,500
                                                             --------  --------
           TOTAL                                             $146,000  $248,500
                                                             --------  --------
                                                             --------  --------

    LICENSING AGREEMENT

    The Company is obligated under a licensing agreement to a partnership whose partners are officers and shareholders of the Company (see Note 7).



                 SEE ACCOMPANYING INDEPENDENT AUDITORS' REPORT
                      AND NOTES TO FINANCIAL STATEMENTS

                             MYO DIAGNOSTICS, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                            STATEMENTS OF OPERATIONS
                     YEARS ENDED DECEMBER 31, 1995 AND 1994


6.   INCOME TAXES

     As discussed in Note 1, the Company changed its tax status, effective January 1, 1993. As of December 31, 1995, the Company has approximately $2,267,000 in federal net operating loss carryforwards, attributable to losses incurred since the change in its tax status, that may be offset against future taxable income through the year 2008. The deferred-income-tax benefit of the loss carryforward has been offset by a valuation allowance of the same amount. Accordingly, no deferred-income-tax benefit has been recognized in the 1995 and 1994 financial statements.

     The provision for income taxes consists of current taxes payable in the amount of $800, which represents the California minimum franchise tax.

7.   COMMITMENTS AND CONTINGENCIES

     OPERATING LEASES

     The Company leases its facilities and certain equipment under non-cancelable-operating leases and sub-leases expiring at various dates through 1997. Certain leases contain renewal provisions. Future minimum lease payments under these operating leases as of December 31, 1995 are summarized as follows:

                         YEARS ENDING            AMOUNT
                        --------------         ----------
                             1996               $ 51,281
                             1997                 50,761
                             1998                 24,600
                                               ----------
                             Total              $126,642
                                               ----------
                                               ----------

     Rent expense under all operating leases was $41,309 and $35,187 for the years ended December 31, 1995 and 1994.

     LICENSING AGREEMENT

     The Company has a licensing agreement with Toomim Research Group ("TRG"), a partnership, whose partners are also shareholders of the Company (see
     Note 5). Under the terms of the licensing agreement, the Company is entitled to exclusive rights to the product under development by the Company, beginning on August 1, 1993 and ending on August 1, 2013, unless terminated earlier. As consideration for the exclusive rights to the product, the Company shall pay TRG a royalty.

                 SEE ACCOMPANYING INDEPENDENT AUDITORS' REPORT
                       AND NOTES TO FINANCIAL STATEMENTS

                             MYO DIAGNOSTICS, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                            STATEMENTS OF OPERATIONS
                     YEARS ENDED DECEMBER 31, 1995 AND 1994

7.   COMMITMENTS AND CONTINGENCIES (Continued)

     The royalty is payable quarterly under the following terms:

     - The Company shall pay a royalty on the lesser of 10% of total revenue or $30 per patient examined and report prepared up to the first 10,000 examinations. After the first 10,000 examinations, the Company shall pay a royalty of 5% of total revenue but not less than $12.50 per patient examined and report prepared.

     - The Company shall pay a royalty of 5% of total revenue for each sale, lease, rental, license, transfer or assignment of the product under license to the extent that no royalty was paid on such total revenue.

     - The Company shall pay a royalty of 3% of total revenue for any derivative technology developed by the Company to the extent that no royalty was paid on such total revenue.

     Under the terms of this agreement, included in accounts payable and accrued expenses are royalties payable of $1,350 and $0 as of December 31, 1995 and 1994, respectively. There were no royalties paid during the years ended December 31, 1995 and 1994.

     COMMITMENTS TO ISSUE COMMON STOCK

     The Company is committed to issue common stock as of December 31, 1995, as follows:

     As discussed in Note 5, the Company defaulted on the $87,500 remaining principal sum of the notes payable to related parties and is obligated to issue 42,000 shares of common stock. As of December 31, 1995, included in accounts payable and accrued expenses is $75,600 that represents the estimated fair value, on date of default, of the 42,000 shares of common stock to be issued in 1996.

     As of December 31, 1995, the Company is obligated to pay $100,000 in connection with services rendered for common-stock-private placements. The Company will settle this obligation with cash or common stock.

8.   SHAREHOLDERS' DEFICIT

     STOCK SPLIT

     On May 4, 1994, the Board of Directors authorized a two-for-one-stock split of the Company's no par value common stock for shareholders as of that date. As a result of the split, 2,190,660 shares were issued. All references in the accompanying financial statements to the per share amounts for 1994 have been restated to reflect the stock split.

                 SEE ACCOMPANYING INDEPENDENT AUDITORS' REPORT
                       AND NOTES TO FINANCIAL STATEMENTS

                             MYO DIAGNOSTICS, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                            STATEMENTS OF OPERATIONS
                     YEARS ENDED DECEMBER 31, 1995 AND 1994

8.   SHAREHOLDERS' DEFICIT (Continued)

     COMMON STOCK ISSUED FOR SERVICES

     Since its inception, the Company has issued a total of 4,396,400 shares of common stock for services rendered. The common stock issued was recorded at $.01 per share, which was the fair value determined by the Board of Directors at the time of issuance.

     COMMON STOCK ISSUED FOR NET ASSETS OF PARTNERSHIP

     During 1994, the Company issued a total of 755,330 shares of common stock for approximately $.49 per share in connection with a business combination with the Partnership, as discussed in Note 1. The fair value assigned to the common stock was determined by the Board of Directors on the date of the business combination and represents the net book value of the limited partners' interest in the net assets transferred, net of $175,000 notes payable (Note 5).

     STOCK ISSUE COSTS

     The Company incurred a total of $44,984 in expenses relating to a withdrawn 1995-private placement. These expenses were charged to operations and are included in general and administrative expenses for the year ended
     December 31, 1995.

9.   STOCK OPTIONS AND WARRANTS

     STOCK OPTIONS

     There were 70,000 and 50,000 options granted allowing employees and consultants to purchase shares of common stock at option prices, ranging from $.10 to $1.47 per share as of December 31, 1995 and 1994, respectively. These options expire upon certain events. These options have not been exercised as of December 31, 1995.



                 SEE ACCOMPANYING INDEPENDENT AUDITORS' REPORT
                       AND NOTES TO FINANCIAL STATEMENTS

                             MYO DIAGNOSTICS, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                            STATEMENTS OF OPERATIONS
                     YEARS ENDED DECEMBER 31, 1995 AND 1994

9.   STOCK OPTIONS AND WARRANTS (Continued)

     WARRANTS

     As of December 31, 1995, the Company had outstanding warrants to purchase a total of 615,555 shares of common stock as follows:

       Warrant Expiration Date  12/23/97  6/23/98  12/31/98  12/31/96  12/31/96
                               --------- -------- --------- --------- ---------

       Shares allocated         100,000   83,333   222,222   200,000    10,000
                               --------- -------- --------- --------- ---------
                               --------- -------- --------- --------- ---------

       Warrant price per share    $1.50    $1.75     $2.00     $2.50     $2.00
                               --------- -------- --------- --------- ---------
                               --------- -------- --------- --------- ---------


     STOCK OPTIONS GRANTED FOR COLLATERALIZING NOTES PAYABLE TO BANK

     As collateral for the bank revolving lines of credit (see Note 4), certain third parties (the "Guarantors") have guaranteed the notes payable to bank by obtaining standby letters of credit totaling $400,000. The Company granted stock options to purchase the Company's common stock as consideration for the guarantees. These options entitle the Guarantors to purchase an aggregate of 400,000 shares of common stock for $1.13 per share, if certain conditions are met. The options became exercisable at various dates during 1995; and expire upon certain conditions. These options have not been exercised as of December 31, 1995.



                 SEE ACCOMPANYING INDEPENDENT AUDITORS' REPORT
                       AND NOTES TO FINANCIAL STATEMENTS

                             MYO DIAGNOSTICS, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                                 BALANCE SHEET
                               SEPTEMBER 30, 1996

                                     ASSETS

     CURRENT ASSETS:
        Cash                                                   $   224,455
        Accounts receivable - less allowance for doubtful
          accounts of $9,150                                        18,022
        Prepaid expenses and other assets                            6,509
                                                              -------------
              Total Current Assets                                 248,986

     FURNITURE AND EQUIPMENT, Net of accumulated
       depreciation of $155,030                                    128,165

     OTHER ASSETS                                                   29,251
                                                              -------------
              Total Assets                                     $   406,402
                                                              -------------
                                                              -------------

                     LIABILITIES AND SHAREHOLDERS' DEFICIT

     CURRENT LIABILITIES:
       Accounts payable and accrued expenses                   $   106,954
       Accrued interest payable                                     45,710
       Capital lease obligation                                     47,346
       Notes payable to bank                                       400,000
       Notes payable  to related parties                           229,500
                                                              -------------
              Total Current Liabilities                            829,510
                                                              -------------

     COMMITMENTS AND CONTINGENCIES

     SHAREHOLDERS' DEFICIT:
       Common stock, no par value, 50,000,000 shares
         authorized, 7,221,037 shares issued and outstanding     3,200,154
       Deficit accumulated during the development stage         (3,623,262)
                                                              -------------
              Total Shareholders' Deficit                         (423,108)
                                                              -------------

              Total Liabilities and Shareholders' Deficit      $   406,402
                                                              -------------
                                                              --------------



                 SEE ACCOMPANYING INDEPENDENT AUDITORS' REPORT
                       AND NOTES TO FINANCIAL STATEMENTS

                                MYO DIAGNOSTICS, INC.
                            (A DEVELOPMENT STAGE COMPANY)
                  STATEMENTS OF OPERATIONS AND SHAREHOLDERS' DEFICIT
                         NINE MONTHS ENDED SEPTEMBER 30, 1996


                                             SEPTEMBER 30,      SEPTEMBER 30,
                                                 1996               1995
                                           -----------------  -----------------

REVENUE                                     $        13,650    $        57,200

OPERATING EXPENSES:
  Research and development                          164,253            194,959
  Technical services                                133,415            161,133
  Sales and marketing                                65,975            118,096
  General and administrative                        399,076            285,729
                                           -----------------  -----------------
      Total Operating Expenses                      762,719            759,917
                                           -----------------  -----------------
      Loss from Operations                         (749,069)          (702,717)

OTHER INCOME (EXPENSE):
  Interest expense                                  (46,612)           (36,561)
  Interest income                                     5,121              5,427
                                           -----------------  -----------------
      Total Other Income (Expense)                  (41,491)           (31,134)
                                           -----------------  -----------------
      Net Loss                                     (790,560)          (733,851)

SHAREHOLDERS' DEFICIT ACCUMULATED DURING THE
  DEVELOPMENT STAGE - BEGINNING OF YEAR          (2,832,702)        (1,765,090)
                                           -----------------  -----------------

SHAREHOLDERS' DEFICIT ACCUMULATED DURING THE
  DEVELOPMENT STAGE - END OF YEAR           $    (3,623,262)   $    (2,498,941)
                                           -----------------  -----------------
                                           -----------------  -----------------



                SEE ACCOMPANYING ACCOUNTANTS' COMPILATION REPORT

                             MYO DIAGNOSTICS, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                            STATEMENTS OF CASH FLOWS
                 NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995



                                             SEPTEMBER 30,      SEPTEMBER 30,
                                                 1996               1995
                                           -----------------  -----------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                  $      (790,560)   $      (733,851)
  Adjustments to reconcile net loss to net
   cash used in operating activities:
    Depreciation and amortization                    27,940             26,158
    Changes in operating assets and
     liabilities:
      (Increase) decrease in assets:
        Accounts receivable                          13,446            (42,073)
        Prepaid expenses                               (850)           (14,189)
        Other assets                                 (3,172)            (8,435)
      Increase (decrease) in liabilities:
        Accounts payable and accrued
         expenses                                  (235,424)            35,987
                                           -----------------  -----------------
          Net Cash Used in Operating
           Activities                              (988,620)          (736,403)
                                           -----------------  -----------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of property and equipment             (92,619)           (13,725)
                                           -----------------  -----------------
          Net Cash Used in Investing
           Activities                               (92,619)           (13,725)
                                           -----------------  -----------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings on notes payable to related
   parties                                           95,500                -
  Repayments on notes payable to related
   parties                                          (12,000)          (114,500)
  Net proceeds from issuance of common
   stock                                          1,171,818                -
  Capital lease obligation                           47,346            374,386
                                           -----------------  -----------------
          Net Cash Provided by Financing
           Activities                             1,302,664            259,886
                                           -----------------  -----------------
          Net Increase (Decrease) in Cash           221,425           (490,242)

CASH  -  Beginning of Periods                         3,030            657,584
                                           -----------------  -----------------
CASH  -  End of Periods                     $       224,455    $       167,342
                                           -----------------  -----------------
                                           -----------------  -----------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION:
  Cash paid during the periods for:
    Interest                                $        40,483    $        39,634
                                           -----------------  -----------------
                                           -----------------  -----------------
    Income Taxes                            $           800    $           800
                                           -----------------  -----------------
                                           -----------------  -----------------



                SEE ACCOMPANYING ACCOUNTANTS' COMPILATION REPORT

   No dealer, salesperson or any other individual has been authorized to give any information or make any representations in connection with the Offering covered by this Prospectus other than those contained in this Prospectus. If given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the Shares in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the facts set forth in this Prospectus or in the affairs of the Company since the date hereof.

                   TABLE OF CONTENTS

Additional Information ..................................   2
Prospectus Summary ......................................   3
Risk Factors ............................................   4
The Company .............................................   7
Dividend Policy .........................................   7
Capitalization ..........................................   7
Common Stock Matters ....................................   7
Management's Discussion and Analysis of Results of
   Operations and Financial Condition ...................   8
Business ................................................   9
Management ..............................................  16
Principal and Selling Shareholders ......................  20
Certain Transactions ....................................  21
Description of Capital Stock ............................  21
Legal Matters ...........................................  22
Experts .................................................  22
Index to Financial Statements ........................... F-1

     UNTIL _______________, 1997, (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.



                     3,255,561 Shares



                  MYO DIAGNOSTICS, INC.




                       Common Stock





                       _______________

                         PROSPECTUS
                       _______________









                   ______________ ____, 1997

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24.     INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Registrant's Articles of Incorporation include a provision that eliminates the personal liability of its directors to the Registrant and its shareholders for monetary damages for breach of the directors' fiduciary duties in certain circumstances. This limitation has no effect on a director's liability (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the Registrant or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director's duty to the Registrant or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of a serious injury to the Registrant or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Registrant or its shareholders, (vi) under Section 310 of the California Corporations Code (the "California Code") (concerning contracts or transactions between the Registrant and a director) or (vii) under Section 316 of the California Code (concerning directors' liability for improper dividends, loans and guarantees). The provision does not extend to acts or omissions of a director in his capacity as an officer. Further, the provision will not affect the availability of injunctions and other equitable remedies available to the Registrant's shareholders for any violation of a director's fiduciary duty to the Registrant or its shareholders.

     The Registrant's Articles of Incorporation also include an authorization for the Registrant to indemnify its agents (as defined in Section 317 of the California Code), through bylaw provisions, by agreement or otherwise, to the fullest extent permitted by law. Pursuant to this latter provision, the Registrant's Bylaws provide for indemnification of the Registrant's directors, officers, agents and employees. In addition, the Registrant, at its discretion, may provide indemnification to persons whom the Registrant is not obligated to indemnify. Registrant has entered into indemnity agreements with all directors which provide the maximum indemnification permitted by law. These agreements, together with the Registrant's Bylaws and Articles of Incorporation, may require the Registrant, among other things, to indemnify such directors against certain liabilities that may arise by reason of their status or service as directors (other than liabilities resulting from willful misconduct of a culpable nature), to advance expenses to them as they are incurred, provided that they undertake to repay the amount advanced if it is ultimately determined by a court that they are not entitled to indemnification, and to obtain directors' and officers' insurance if available on reasonable terms.

     Section 317 of the California Code and the Registrant's Bylaws make provision for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

     The Registrant is currently reviewing director and officer liability insurance policies and may purchase such a policy in the future.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:

DOCUMENT                                                      EXHIBIT NUMBER

Registrant's Amended and Restated Articles of
  Incorporation...........................................         3.1
Registrant's Bylaws.......................................         3.2

Registrant's Form of Indemnification Agreement............        10.1


ITEM 25.     OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table itemizes the expenses incurred by the Registrant in connection with the issuance and distribution of the securities being registered. All the amounts shown are estimates except the Securities and Exchange Commission registration fee:

     Registration fee--Securities and
          Exchange Commission ............................ $ 2,388
     Accounting fees and expenses ........................ $ 1,500
     Legal fees and expenses ............................. $30,000
     Printing ............................................ $ 6,500
     Miscellaneous ....................................... $ 1,000
                                                           -------

               Total ..................................... $41,388
                                                           -------
                                                           -------

ITEM 26.     RECENT SALES OF UNREGISTERED SECURITIES

     In May 1994 the Company issued 11,230 shares of Common Stock for $1,123 upon exercise of an option issued for a certain securities brokerage services provided by a securities broker. The issuance of these shares was exempt from registration pursuant to Section 4(2) of the Act as a transaction not involving any public offering.

     In August 1994 the Company issued options to purchase 400,000 shares of Common Stock for $1.13 per share to six Canadian residents who provided letters of credit to support the Company's bank debt. The issuance of these shares was exempt from registration pursuant to Regulation S and pursuant to
Section 4(2) of the Act as a transaction not involving any public offering.

     In December 1994 the Company issued 60,000 shares for $600 upon exercise of an option granted to Wayne Cockburn, a Canadian resident, for financial consulting and investment banking services provided by that individual. The issuance of these shares was exempt from registration pursuant to Regulation S and Section 4(2) of the Act as a transaction not involving any public offering.

     In December 1994 the Company issued an aggregate of 755,330 shares of Common Stock and notes in the aggregate principal amount of $175,000 in exchange for limited partnership interest and revenue participation interests of limited partners and others in Myo Diagnostics, Ltd., a limited partnership for which the Company was the general partner (the "Partnership"). In June 1996 the Company issued 42,000 shares of Common Stock to the former limited partners of the Partnership as a penalty for failing to timely pay principal and interest on notes issued to such partners. The issuance of these securities was exempt from registration pursuant to Regulation S and pursuant to Section 4(2) of the Act as a transaction not involving any public offering.

     In December 1994 the Company issued 680,741 shares of Common Stock and warrants to purchase 183,333 shares of Common Stock for an aggregate of $1,000,000 to the Ontario Municipal Employees Retirement Board, Ontario, Canada ("OMERB"). The issuance of these securities was exempt from registration pursuant to Regulation S and pursuant to Section 4(2) as a transaction not involving any public offering. The Company paid a brokerage commission of $100,000 to Michael Ryshpan, Ontario, Canada, for services in connection with this transaction.

     In December 1994 the Company issued 144,619 shares of Common Stock to Gerald D. Appel, Chief Executive Officer, Chairman of the Board and principal shareholder of the Company, in cancellation of indebtedness of $212,589 owed by the Company to Mr. Appel for advances made by Mr. Appel to the Company. The issuance of to these shares was exempt from registration pursuant to
Section 4(2) as a transaction not involving any public offering.

     In March 1995, the Company issued: (i) an option to purchase 15,000 shares of Common Stock for $.10 per share to an executive officer of the Company, and (ii) an option to purchase 5,000 shares of Common Stock for $1.17 per share to an employee of the Company. The issuance of these options was exempt from registration pursuant to Section 4(2) of the Act as a transaction not involving any public offering.

     In April 1995 the Company issued 15,000 shares of the Common Stock for $750 upon an exercise of an option granted in 1992 to a physician who had provided facilities and services in connection with clinical studies by the Company. The issuance of these shares was exempt from registration pursuant to Section 4(2) of the Act as a transaction not involving any public offering.

     In August 1995 the Company issued 125,000 shares of Common Stock and warrants to purchase 200,000 shares of Common Stock for an aggregate of $225,000 to an institutional investment fund in Ontario, Canada, and issued 113,849 shares of Common Stock and warrants to purchase 222,000 shares of Common Stock for an aggregate purchase price of $205,000 to OMERB. The issuance of these securities was exempt from registration pursuant to Regulation S and pursuant to Section 4(2) of the Act as a transaction not involving any public offering.

     In January 1996 the Company issued 27,778 shares for an aggregate of $50,000 to a shareholder of the Company who was a resident of Canada. The issuance of these shares was exempt from registration pursuant to Regulation S and pursuant to Section 4(2) of the Act as a transaction not involving any public offering.

     In February 1996, the Company issued a note in the amount of $50,000 and warrants to purchase 20,000 shares of Common Stock for $2.50 per share for an aggregate of $50,000 to an investment fund in Ontario, Canada. In December 1996, the Company issued to the investment fund 25,000 shares of Common Stock in cancellation of this note. The issuance of these securities was exempt from registration pursuant to Regulation S and pursuant to Section 4(2) of the Act as a transaction not involving any public offering.

     In May 1996, Registrant sold 500,000 shares of its Common Stock for $2.00 per share, or an aggregate purchase price of $1,000,000, to Canadian investors. The issuance of these securities was exempt from registration pursuant to Regulation S and pursuant to Section 4(2) of the Act as a transaction not involving any public offering.

     In June 1996, Registrant issued an option to purchase 12,000 shares of Common Stock for $.50 per share to an individual who is on the Scientific Advisory Board of the Registrant in satisfaction of certain consulting services provided by this individual. The issuance of this option was exempt from registration pursuant to Section 4(2) of the Act as a transaction not involving any public offering by the Registrant.

     In September 1996 the Registrant issued 50,000 shares of Common Stock for $.10 per share upon exercise of an option granted in September 1993 to an individual who is on the Company's Medical Advisory Board for consulting services to the Registrant. The issuance of these shares was exempt from registration pursuant to Section 4(2) of the Act as a transaction not involving any public offering.

     In December 1996 the Registrant issued and sold 480,000 units to two Canadian institutional investors for an aggregate of $1,200,000. Each unit was comprised of one share of Common Stock and one quarter stock purchase warrant. Each whole warrant entitles the holder to purchase one share of Common Stock at a price of $3.00 per share through December 1997. The Registrant utilized the services of Griffiths McBurney & Partners, a broker/dealer in Ontario, Canada, in connection with this transaction, which received a fee of $84,000 and warrants to purchase 43,200 shares of Common Stock at a price of $2.50 per share, exercisable through December 1998. The issuance of these securities was exempt from registration pursuant to Regulation S and pursuant to Section 4(2) of the Act as a transaction not involving any public offering.

ITEM 27.     EXHIBITS.

EXHIBIT
NUMBER              EXHIBIT DESCRIPTION
-------             -------------------

3.1       Amended and Restated Articles of Incorporation of Registrant.
3.2       Bylaws of Registrant.
4.1       Specimen Stock Certificate of Common Stock of Registrant.
5.1       Opinion and Consent of Troop Meisinger Steuber & Pasich, LLP.*
10.1      Form of Indemnification Agreement.
10.2      Licensing Agreement, dated October 31, 1993, by and between
          Registrant and Toomim Research Group, as amended.
10.3      Securities Purchase Agreement, dated December 23, 1994, by and among Registrant, OMERB, Gerald Appel and Hershel Toomim.
10.4 Securities Purchase Agreement, dated August 18, 1995, by and among Registrant, OMERB and Gerald Appel.
10.5      Series A Warrant of OMERB, dated December 23, 1994, as amended.
10.6      Series B Warrant of OMERB, dated December 23, 1994, as amended.
10.7      Series C Warrant of OMERB, dated August 18, 1995, as amended.
10.8      Waiver Letter, dated December 8, 1995, from OMERB to Registrant.
10.9      Letter Agreement, dated July 8, 1996, by and between Registrant and
          OMERB.
10.10     Letter Agreement, dated December 13, 1994, by and among Registrant and Donald Patterson, Ronald Goldsack, James Connacher, Chris Skillen, Richard Reid and James Black, and Form of Stock Option Agreement, dated December 19, 1994, by and among Registrant and such persons, as amended.
10.11     Lease Agreement, dated August 1, 1996, by and between Registrant and The Urcis Family Trust.
10.12 Non-transferable Warrant of Griffiths McBurney & Partners, dated December 6, 1996.
10.13     Form of Warrant, dated December 6, 1996, by and among Registrant and persons purchasing units in private placement of December 6,
          1996.
10.14 Stock Option Agreement, dated March 23, 1995, by and between Registrant and Steve Nelson.
10.15 Business PrimeLine Promissory Notes, between Registrant and Wells Fargo Bank, National Association, as amended.
23.1 Consent of Troop Meisinger Steuber & Pasich, LLP (included in its opinion to be filed as Exhibit 5.1 hereto).*
23.2      Consent of Lever, Lippe, Hellie & Company LLP
24.1      Power of Attorney (included in signature page).
27        Financial Data Schedule.
___________________________
*    To be filed by Amendment.

ITEM 28.     UNDERTAKINGS.

(a)  The undersigned Registrant hereby undertakes:

     (1) to file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form or prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) Include any additional or changed material information on the plan of distribution.

     (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial BONA FIDE offering.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer of controlling person of the registrant in the successful defense of any action, suite of proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on January 3, 1997.

                                       MYO DIAGNOSTICS, INC.


                                       BY:   /S/ GERALD D. APPEL
                                            ----------------------------------
                                            GERALD D. APPEL, PRESIDENT, CHIEF
                                            EXECUTIVE OFFICER AND CHAIRMAN OF
                                            THE BOARD OF DIRECTORS


                               POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Gerald D. Appel as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and his name, place and stead, in any and all capacities, to sign any or all amendments (including post effective amendments) to this Registration Statement and a new Registration Statement filed pursuant to Rule 462(b) of the Securities Act of 1933 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.


     SIGNATURE                            TITLE                       DATE
     ---------                            -----                       ----

/s/ Gerald D. Appel              President, Chief Executive      January 3, 1997
----------------------------      Officer and Chairman of
GERALD D. APPEL                   the Board of Directors

/s/ Scott Roecklein              Vice President of Operations    January 2, 1997
----------------------------      and Secretary
SCOTT ROECKLEIN                   (Principal Financial and
                                  Accounting Officer)

/s/ Dr. Hershel Toomim, Sc.D.    Director                        January 2, 1997
----------------------------
DR. HERSHEL TOOMIM, SC.D.

/s/ Wayne C. Cockburn            Director                        January 3, 1997
----------------------------
WAYNE C. COCKBURN